Exhibit 10.10

Lease. No.: C-011955
CustNo.: GLBC30
DOC NAME: GLBC11955

LEASE AGREEMENT BETWEEN MIAMI-DADE COUNTY, FLORIDA, AS LESSOR, AND

GLOBAL CROSSING AIRLINES LLC., INC. AS LESSEE, MIAMI INTERNATIONAL AIRPORT

THIS LEASE AGREEMENT (“Agreement”), is made and entered into as of the 20 day of December, 2021, by and between MIAMI-DADE COUNTY, a political subdivision of the State of Florida (“County”) and GLOBAL CROSSING AIRLINES LLC, a Florida limited liability (“Lessee”).

WITNESSETH:

For and in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

Term and Premises

1.01 Term: The County hereby leases to the Lessee, and the Lessee hereby leases from the County, for a term of month to month, not to exceed two years, commencing on November 1, 2021, and terminating on October 31, 2023, the premises described in Article 1.02 (Premises) hereof, for the purposes and uses set forth in Article 2 (Use of Premises) hereof. This Lease may be cancelled by either party upon 60 days advance written notice to the other party.

1.02 Premises: The premises leased herein are located in Building 919 on the Northside Area of Miami International Airport (“Airport”), and are more particularly described as follows and as shown on Exhibit A (Building 919) dated November 1, 2021, Exhibit D, dated November 1, 2021, and Exhibit P dated November 1, 2021, attached hereto, and made a part hereof (“Premises”):

Building 919:

	BUILDING 919:
EXHIBIT	PARCEL ID	DESCRIPTION	AREA (SQ. FT.)
A	#89191106	A/C First Floor Office Space	2,234
A	#149191105	Loading Platform 1,644 sq. ft. (50%) Utilization	822
A		Land	3,056
D	#8919470	Mezzanine A/C 4th Floor Offices	9,902

D	#8919475	Mezzanine A/C 4th Floor Offices	1,147
D	#8919477	Mezzanine A/C 4th Floor Offices	1,029
D	#8919473	Mezzanine A/C 4th Floor Offices	638
D	#8919473 b	Mezzanine A/C 4th Floor offices	346
D	#8919471	Mezzanine A/C 4th Floor offices	249
D	#8918440	Mezzanine A/C 4th Floor offices	3,822
P	#22-27S11	Ramp Space-J Overflow	3,000

1.03 Suitability of Premises: The Lessee acknowledges that the Premises are suitable for the Lessee’s proposed use and that the County has no obligation to perform or cause to be performed any maintenance, repairs, clean-ups, painting, or the like. The Lessee’s obligation under this Agreement, such as in Article 6.01(E) (Permits and Licenses), to obtain all operating permits required of the Lessee, shall not require the County to take any action or perform any tasks within the Premises to enable the Lessee to obtain such permits, including, but not limited to, certificates of occupancy, which shall remain the Lessee’s exclusive obligation to perform in order to obtain such permits.

1.04 Relocation of Premises: The Premises are subject to relocation, modification, or deletion, at the sole discretion of the Aviation Department of the County (“Department”) and this Agreement may be administratively revised to reflect such relocation, modification, or deletion upon 30 days written notice to the Lessee by the Department. Relocated space may not be similar in size, configuration or location to the Premises leased herein.

ARTICLE 2

Use of Premises

2.01 Authorized Use of Premises (as applicable): The Lessee shall use the Premises for the following purposes only: The Premises shall be used for administrative offices as related to Lessee’s business activities. The Lessee shall not perform any freight and/or maintenance functions on the leased Premises, including the handling or storage of freight and/or mechanical parts. The Lessee shall have no right under this Agreement to use the Airside Operations Area (“AOA”) of the Airport.

2.02 Common Use Aircraft Parking Positions: Intentionally Omitted

2.03 Other Uses: Intentionally Omitted

ARTICLE 3

Rentals and Payments

3.01 Annual Rental: As annual rental for the lease of the Premises, the Lessee shall pay to the County, commencing on November 1, 2021, the sum of $278,904.00 payable in twelve equal monthly installments of $23,242.00, in U.S. funds, on the first day of each and every month in advance and without billing, at the offices of the Department as set forth in Article 3.06 (Address for Payments). Said rental is computed as follows:

TABLE 1

BUILDING 919:
DESCRIPTION	PARCEL ID	AREA (SQ. FT.)	RATE	ANNUAL	MONTHLY
A/C First Floor Office Space	#89191106	2,234	$13.50	$30,159.00	$2,513.25
Loading Platform 1,644 sq. ft (50%) Utilization	#149191105	822	$1.75	$1,438.50	$119.88
	Land	3,056	$2.25	$6,876.00	$573.00
Mezzanine A/C 4th Floor Offices	#8919470	9,902	$13.50	$133,677.00	$11,139.75
Mezzanine A/C 4th Floor Offices	#8919475	1,147	$13.50	$15,484.50	$1,290.38
Mezzanine A/C 4th Floor Offices	#8919477	1,029	$13.50	$13,891.50	$1,157.63
Mezzanine A/C 4th Floor Offices	#8919473	638	$13.50	$8,613.00	$717.75
Mezzanine A/C 4th Floor Office	#8919473b	346	$13.50	$4,671.00	$389.25
Mezzanine A/C 4th Floor Office	#8919471	249	$13.50	$3,361.50	$280.13
Mezzanine A/C 4th Floor Office	#8918440	3,832	$13.50	$51,732.00	$4,311.00
22-27S-11	Land Zone 1	3,000	$2.25	$6,750.00	$562.50
	Airside Pavement	3,000	$.75	$2,250	$187.50

TOTAL				$278,904.00	$23,242.00

Plus, applicable state sales taxes as required by law.

Rental rate includes basic usage levels of electricity, water and sewer and janitorial

3.03 Security Deposit: Prior to occupancy of the Premises, the Lessee shall pay to the County and amount equal to two times the required total monthly rental as determined pursuant to Article 3.01 above, plus applicable State sales tax thereon, as security for the payment of the Lessee’s obligations hereunder. Said Security Deposit shall be in addition to any rental payments required hereunder, and the Department shall be entitled to apply such payment to any debt of the Lessee to the Department that may then exist, as permitted by law, including but not limited to the rent required hereunder. In lieu of the Security Deposit being made in cash, the Department, in its sole discretion, may authorize the Lessee to provide an irrevocable Letter of Credit, in a form provided by the Department, in like amount. The amount of the Security Deposit is subject to adjustment by the Department at any time there is a change in the annual or monthly rentals pursuant to the terms of this Agreement; provided further, that the Department shall have the right to demand an increase in the Security Deposit requirement of up to an additional four months rental to provide the Department with adequate assurance of the Lessee’s payment of its obligations, if such assurance is reasonably required because of the Lessee’s defaults in the timely payment of rents, fees and charges due hereunder, or because the Department has reason to believe, based on published reports, that the Lessee’s future ability to pay such rentals, fees and charges, on a timely basis, is in jeopardy.

3.04 Common Use Service Charges: In addition to the monthly rentals required herein, the Lessee shall pay each month during the term of this Agreement an applicable portion of the costs incurred by the County in providing certain common use services for the benefit of the Lessee, including, but not necessarily limited to, security, servicing of dumpsters provided by the Department pursuant to Article 4.02 (Removal of Trash), compressed air, emergency power, and industrial waste system, as applicable and actually used by or provided to the Lessee. Such costs, including administrative costs, shall be determined by the Department and billed periodically. These service charges shall be adjusted and billed retroactively from time to time based on changes in usages and in costs to the County.

3.05 Rental Rate Review: In the event the Lessee is in possession of the Premises by virtue of this Agreement on October 01, 2021 (and each annual anniversary thereafter), the rental rates stated in Article 3.01 (Annual Rental) above shall be subject to review and adjustment as set forth hereafter. When such rental rate adjustments are approved by the Board of County Commissioners, and new or revised rental rates applicable in whole or in part to the Premises and to all other similarly situated tenants at the airport are established by said Board, the Department shall notify the Lessee in writing of such rates and this Agreement shall be considered and deemed to have been administratively amended to incorporate the revised rental rates effective as of such October 1 date. Payments for any retroactive rental adjustments shall be due upon billing by the Department and payable within ten calendar days of same.

3.06 Double Rental: In the event that the Lessee remains in possession of the Premises beyond the expiration or termination of this Agreement, the Lessee shall be bound by all of the terms and conditions of this Agreement to the same extent as if this Agreement were in full force and effect during the time beyond the expiration date of this Agreement. However, during any such possession of the Premises as a holdover tenant after the County has demanded the return of the Premises, the Lessee shall be liable for double rentals for so long as the Lessee remains in possession after such demand, such rentals to be based upon the rental rates applicable from time to time in whole or in part to the Premises. The parties acknowledge that the Lessee was not a holdover tenant with respect to the Prior Lease.

3.07 Address for Payments: The Lessee shall pay, by anyone of the methods described in this article, all rentals, fees and charges required by this Agreement to the following:

By mail:

Miami-Dade County Aviation Department

Accounting Division

P.O. Box 526624

Miami, Florida 33152-6624

By hand delivery to the offices of the Department during normal working hours to the following:

Miami-Dade County Aviation Department

4200 N.W. 36 Street

Miami, Florida 33122

By electronic funds transfer for immediate credit via wire transfer to:

Bank: Bank of America

Miami, Florida

ABA Number: 026009593

Swift Code Number: BofAUS3N

Account Name: Miami-Dade Aviation Department

Bank Account Number: 001180000120

Note:	Transaction must include the Aviation Department invoice number(s) of charges to be paid.

By electronic funds transfer for next day credit via the ACH (Automatic Clearing House) to:

Bank: Bank of America

Miami, Florida

ABA Number: 063100277

Account Number: Miami-Dade Aviation Department

Bank Account Number: 001180000120

Note: Transaction must include the Aviation Department invoice number(s) of charges to be paid.

3.08 Late Payment Charge: In the event the Lessee fails to make any payments, as required to be paid under the provisions of this Agreement, within ten days after same shall become due, interest at the rates established from time to time by the Board of County Commissioners of Miami-Dade County, Florida (currently set at 1 1⁄2% per month), shall accrue against the delinquent payment(s) from the original due date until the Department actually receives payment. Such interest rate shall apply unless the Board of County Commissioners has established a different rate or a specific provision of federal or state law requires otherwise. The right of the County to require payment of such interest and the obligation of the Lessee to pay same shall be in addition to and not in lieu of the right of the County to enforce other provisions herein, including termination of this Agreement, and to pursue other remedies provided by law.

3.09 Dishonored Check or Draft: In the event that the Lessee delivers a dishonored check or draft to the County in payment of any obligation arising under the terms of this Agreement, the Lessee shall incur and pay a service fee of TWENTY-FIVE DOLLARS, if the face value of the dishonored check or draft is $50.00 or less, THIRTY DOLLARS, if the face value of the dishonored check or draft is more than $50.00 and less than $300.00, or FORTY DOLLARS, if the face value of the dishonored check or draft is $300.00 or more, or Five Percent of the face value of such dishonored check or draft, whichever is greater. Further, in such event, the Department may require that future payments required pursuant to this Agreement be made by cashier’s check or other means acceptable to the Department.

3.09 Utilities: Unless the Premises are separately metered and billed directly to the Lessee by the utility company or included in the rental rates and noted in Article 3.01, the Lessee hereby agrees to pay monthly, upon billing by the Department, for utility consumption in the Premises. This monthly charge will be based on a survey conducted by or on behalf of the Department of the utility consumption by the Lessee and/or current nondiscriminatory rates charged others at the Airport. This monthly charge may also be adjusted and billed retroactively, from time to time, based on the changes in consumption and rates. The Lessee shall pay for all utilities used by it. In the event the Premises are metered and billed to the Department, the Lessee shall pay for utility consumption based on the metered charge. The County shall have no obligation to provide utilities to the Premises other than those existing as of the effective date of this Agreement.

3.10 Gross Revenues: Intentionally Omitted

ARTICLE 4

Maintenance And Repair by Lessee

4.01 Cleaning: The Lessee shall, at its sole cost and expense, perform or cause to be performed, services which will at all times keep the Premises clean, neat, orderly, sanitary and presentable.

4.02 Removal of Trash: The Lessee shall, at its sole cost and expense, remove from the Premises all trash and refuse which might accumulate and arise from its use of the Premises and the business operations of the Lessee under this Agreement. Such trash and refuse shall be disposed of only in the common use dumpsters provided by the Department or in such other manner approved by the Department.

4.03 Maintenance and Repairs: The Lessee shall repair and maintain in good condition the Premises and all improvements or alterations thereto, as described in Appendix 4.03 (Maintenance Responsibility List), except for those items for which the County is responsible pursuant to Article 5 (Maintenance by County). Such repair and maintenance shall include, but not be limited to, painting, floor coverings, doors, windows, pavement (landside and airside), dock levelers, protection bumpers attached to building, equipment, furnishings, fixtures, appurtenances, replacement of light bulbs, ballasts and tubes and the replacement of all broken glass, and shall at all times be based on a standard of care reflecting prudent property management. Maintenance and repairs shall be in quality and class equal to or better than the original work to preserve the Premises in good order and condition. The Lessee shall repair all damage caused by the Lessee and its employees, agents, independent contractors, patrons, servants or invitees. Prior to or at termination of this Agreement, injury done by the installation or removal of furniture and personal property of the Lessee shall be repaired so as to restore the Premises to their original state, except as the Premises may have been altered by the Lessee with the approval of the Department pursuant to Article 7.01 (Alteration), and to quit and surrender up the Premises in the same good order and condition as it was at the commencement of this Agreement, reasonable wear and tear and damage caused by an Act of God excepted; provided however, that such return of the Premises under this Article 4.03 shall not relieve the Lessee of its obligations for damages to the Premises that may be specifically provided elsewhere in this Agreement.

4.04 Modifications or Access to Roof: The Lessee covenants that it shall not install, attach, suspend or in any manner modify the roof, its members or structures nor shall it permit any person to walk on the roof or its members without the prior written consent of the Department. In the event the Lessee violates this covenant, the County shall not have any responsibility for any damages to the property of the Lessee or others inside the leased Premises caused by rain or other hazard in any way related to the roof.

4.05 Inspections: The Department and/or its designated representatives shall have the right, during normal working hours, to inspect the Premises to identify those items of maintenance, repair, replacement, modification and refurbishment required of the Lessee or the County, pursuant to Article 5 (Maintenance by County), to keep the Premises in good order and condition. The Lessee shall perform all corrective work required of it, identified in such inspection(s) within 30 days of receipt of written notice from the Department, or if such corrective work cannot reasonably be completed within such 30 day period, Lessee shall commence such work within 30 days of receipt of written notice and complete such work as expeditiously thereafter as reasonably possible. Trash and debris problems shall be corrected within 24 hours following receipt of either oral or written notice from the Department.

4.06 Failure to Maintain: If it is determined by the Department that the Lessee has failed to properly clean, remove trash and refuse, maintain, repair, replace and refurbish the Premises as required by this Article 4 (Maintenance and Repair by Lessee), the Department shall provide to the Lessee a list of deficiencies, reflecting the amount of time to be reasonably allowed for the Lessee to correct same. If the Lessee fails to correct such deficiencies within the time allowed and has not registered an objection as to its obligation to do so, the Department, following 10 days further notice to the Lessee, may enter upon the Premises and perform all work, which, in the judgment of the Department, may be necessary, and the County shall add the cost of such work, plus 25% for administrative costs, to the rent due hereunder on the first day of the month following the date of such work, and such cost shall be and constitute a part of the rent. Subsequent to receipt of the further notice of intent to perform repairs or cleanup from the Department, the Lessee shall not undertake performance of such repairs or cleanup without specific prior written authorization from the Department, not to be unreasonably withheld if the Department has not yet contracted for or commenced the needed repairs or cleanup.

ARTICLE 5

Maintenance by County

5.01 County Maintenance: The County shall operate and maintain in good condition all components of the existing water, sanitary sewerage and storm water drainage facilities that lie outside the boundaries of the Premises. The County shall maintain the roof, its structural supports and exterior walls of the building. The County shall maintain all common areas including parking areas, hallways, restrooms, elevators, landscaping, irrigation system and the Building’s central air conditioning system. The County shall have no maintenance responsibility within the Premises including for doors or windows. If any of such facilities are damaged or destroyed by the operations of the Lessee, the Department shall make the necessary repairs or replacements and shall bill the Lessee for the costs of same, plus 25% for administrative costs, in the manner specified in Article 4.06 (Failure to Maintain) hereof.

5.02 County Maintenance Subject to Certain Conditions: Such maintenance by the County may be subject to interruption caused by repairs, strikes, lockouts, labor controversies, inability to obtain, fuel, power or parts, accidents, breakdowns, catastrophes, national or local emergencies, acts of God, and other conditions beyond the control of the County. Upon any such happening, the Lessee shall have no claim for damages for the County’s failure to furnish or to furnish in a timely manner any such maintenance; provided, however, that the Department, in its sole discretion, may provide a rent abatement for that portion of the Premises rendered unusable for the period of time that the County is unable to make the repairs required by Article 5.01 (County Maintenance). The County shall exercise reasonable diligence to remedy and/or cure any such interruptions; to the extent such interruptions are within the County’s control.

ARTICLE 6

Regulations, Licenses and Permits

6.01 Rules and Regulations - General:

A)

(1)

The Lessee shall comply with all Ordinances of the County, including the Rules and Regulations of the Department, Chapter 25, Code of Miami-Dade County, Florida, as the same may be amended from time to time, Operational Directives issued thereunder, all additional laws, statutes, ordinances, regulations and rules of the Federal, State and County Governments, and any and all plans and programs developed in compliance therewith, which may be applicable to its operations or activities under this Agreement, specifically including, without limiting the generality hereof, Federal air and safety laws and regulations and Federal, State and County environmental laws.

(2)

During the repair/renovation period of the work to be performed by Lessee hereunder, and at any time Lessee performs any work on the Premises, Lessee shall comply with all design and construction requirements of MDAD, including, but not limited to, MDAD’s Tenant Airport Construction (Reimbursable or Non-Reimbursable) requirements (“TAC”), as they may be amended from time to time. (Exhibit Y)

All design and construction work must be approved in advance by MDAD, to the extent set forth in such TAC.

B)	Compliance with Responsible Wages and Benefits for County Construction Contracts (Implementing Order #3-24):

Lessee is aware of the policy of Miami-Dade County that in all leases of County-owned land which provide for privately funded construction improvements thereon whose construction costs are greater than or equal to $5 million dollars, or construction improvements where any portion of which are financed by any federal, state or local governmental entity or by bonds issued by such entities, including the Industrial Development Authority (IDA), the Lessee shall include the requirements of the Responsible Wages Ordinance codified as Section 2-11.16 of the Miami-Dade County Code, as well as Implementing Order #3-24 in all applicable construction contracts. Lessee agrees to comply with all applicable provisions of such ordinance and implementing order.

C)	Other Programs:

To the extent required by the current terms of the County’s Community Business Enterprise (CBE) Program applicable to architects and engineers under Section 2-10,4.01 of Miami-Dade County’s Code, the Community Small Business Enterprise (CSBE) Program for construction activities under Section 10-33.02, the Living Wage Ordinance under Section 2-8.9, the Art in Public Places (AIPP) Program under Section 2-11.15, the ordinance referred to as the “Little Davis-Bacon Ordinance” under Section 2-11.16, and any other program of the County made applicable to the Lessee’s activities hereunder, as such programs, ordinances, or code provisions may be amended from time to time, Lessee agrees to comply with such applicable provisions as well as any Implementing Orders and other directives issued by the County relating to such Programs.

D)	Art in Public Places:

Art in Public Places (“APP”) provisions of the Miami-Dade County Code and Administrative Order, as managed by the Miami-Dade County Department of Cultural Affairs (“Department of Cultural Affairs”) pursuant to Procedure 358 in the Miami-Dade County Procedures Manual (“Procedures Manual”). The Lessee/Developer shall transmit 1.5% of the Project costs for all development on County land (as outlined in the Procedures Manual) to the Miami-Dade Aviation Department to be deposited in the Aviation Art in Public Places Trust Account for the implementation of the APP program. The Lessee/Developer is required to work collaboratively with the Department of Cultural Affairs on the implementation of the APP program pursuant to the requirements of said program. The referenced documents can be accessed at:

https://library.municode.com/fl/miami - dade county/codes/code of ordinances http://www.miamidade.gov/ao/home.asp?Process=alphalist http://intra.miamidade.gov/managementandbudget/library/procedures/358.pdf

E)	Permits and Licenses:

(1)

The Lessee, at its sole cost and expense, shall be liable and responsible for obtaining, paying for, maintaining on a current basis, and fully complying with, any and all permits, licenses and other governmental authorizations, however designated, as may be required, at any time throughout the entire term of this Agreement, by any Federal, State, or County governmental entity or any judicial body having jurisdiction over the Lessee or the Lessee’s operations and activities, for any activity of the Lessee conducted on the Premises and for any and all operations conducted by the Lessee, including insuring that all legal requirements, permits and licenses necessary for or resulting, directly or indirectly, from the Lessee’s operations and activities on the Premises have been obtained and are being fully complied with.

(2)

Such permits and licenses shall include, but not be limited to, a Certificate of Use and Occupancy and any required Industrial Waste or Operating Permits from Department of Regulatory and Economic Resources. At the inception of this Agreement, the Lessee shall provide to the Department evidence that it has obtained the Certificate of Use and Occupancy and, as applicable, the appropriate operating Waste Permit(s). Upon written request of the Department, the Lessee shall provide to the Department copies of any permits and licenses, and applications therefor, which the Department may request.

F)	Violations of Rules and Regulations:

Subject to the County’s obligations as confirmed in Article 8 (Environmental Compliance), Lessee agrees to pay on behalf of the County any penalty, assessment or fine issued against the County, or to defend in the name of the County any claim, assessment or civil action, which may be presented or initiated by any agency or officer of the Federal, State or County governments, based upon a claim or allegation that the Lessee, its agents, employees, invitees, or trespassers have violated any law, ordinance, regulation, rule or directive described in Article 6.01 above or any plan or program developed in compliance therewith. The Lessee further agrees that the substance of this Article 6.01 (Rules and Regulations - General) above shall be included in every sublease, contract and other agreement, which the Lessee may enter into related to its operations and activities under this Agreement and that any such sublease, contract and other agreement shall specifically provide that “Miami-Dade County, Florida is a third party beneficiary of this and related provisions.” This provision shall not constitute a waiver of any other conditions of this Agreement prohibiting or limiting assignments, subletting or subcontracting.

6.02 Aircraft Noise Abatement Regulations Compliance: The Lessee hereby specifically acknowledges its awareness that the noise generated by aircraft, while on the ground and in flight, may cause annoyance to residential areas in proximity to the Airport and/or under or near flight corridors serving the Airport and that the County, as proprietor of the Airport, may, therefore, from time to time adopt certain lawful policies, procedures and/or regulations, not inconsistent with the Airport Noise and Capacity Act of 1990, unless otherwise approved by the Federal Aviation Administration, and not inconsistent with aircraft safety or the Lessee’s rights hereunder, intended to abate the effects of aircraft noise. Said policies, procedures and/or regulations may deal with, but are not necessarily limited to, nighttime engine run-ups, preferential runway usage, aircraft arrival and departure patterns, use of displaced runway thresholds, and the like. The Lessee specifically understands and agrees that a violation of such noise abatement policies, procedures and/or regulations may result in the arrest or citation of the offending party, with the imposition of fines, and that a violation of same shall constitute a material breach hereunder and may result in termination of this Agreement pursuant to the provisions hereof.

ARTICLE 7

Alteration of Premises and Erection of Signs

7.01 Alteration: The Lessee shall not alter the Premises in any manner whatsoever without the prior written approval of the Department. In the event the Lessee is given approval to make any alterations to the Premises, the Lessee shall fully comply with the terms and conditions of the approval document, the applicable Tenant Airport Construction (TAC) requirements (Exhibit Y), as may be amended from time to time, of the Department’s TAC Program in effect, and Article 6 (Regulations, Licenses and Permits). Such programs may include, but shall not be limited to: (i) the County’s Community Business Enterprise (CBE) Program applicable to architects and engineers under Section 2-10.4.01 of Miami-Dade County’s Code; (ii) the Community Small Business Enterprise (CSBE) Program for construction activities under Section 10-33.02; (iii) the Living Wage Ordinance under Section 2-8.9; the Art in Public Places (AIPP) Program under Section 2-11.15; (iv) the Responsible Wages Ordinance under Section 2-11.16; (v) Residents First Training and Employment Program under Section 2-11.7; (vi) Employ Miami-Dade under Administrative Order (AO) 3-6; and any other program of the County applicable to the Lessee’s alteration activities hereunder, as such programs, ordinances, or code provisions may be amended from time to time.

The Lessee shall comply with such applicable provisions as well as any Administrative and/or implementing Orders and other directives issued by the County relating to such Programs. The Lessee’s failure to do so shall constitute a default pursuant to Article 13.03 (Other Defaults) hereof.

All repair/renovation work on the leased premises shall be in accordance with (i) all applicable Federal, State and County laws, statutes, ordinances, rules and regulations and (ii) MDAD’s Tenant Airport Construction (TAC) procedures, attached hereto as Exhibit Y

7.02 Signage: The Lessee shall not erect, maintain or display any identifying signs or any advertising matter, of any type or kind, which is visible to the public, without prior written approval of the Department. In the event the Department changes the graphics system for the identification of lessees at the Airport, the Lessee agrees, if required by the Department, to change, at its sole cost, any of its identification signs necessary to comply with such graphics system.

ARTICLE 8

Environmental Compliance

8.01 Definitions: For purposes of this Agreement, the following additional definitions apply:

(A)

“Baseline Environmental Conditions” means the presence or release of Hazardous Materials, at, on, under, or from the Premises prior to Lessee’s Occupancy Date, the presence or release of which was not caused by Lessee or Lessee’s agents, employees, contractors, invitees or Trespassers. Solely for purposes of this Agreement, it shall be presumed that the Baseline Environmental Conditions consist of the conditions identified in any existing (as of the date of this Agreement) Miami-Dade County maintained records, including contamination assessment reports and any other technical reports, data bases, remedial action plans, the Baseline Audit or the presence, discharge, disposal or release of any other Hazardous Materials originating prior to the Occupancy Date that comes to be located on the Premises and not caused by Lessee or Lessee’s agents, employees, contractors, invitees or Trespassers.

(B)

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private, governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against Lessee with respect to its operations at Miami International Airport or against or with respect to the Premises or any condition, use or activity on the Premises (including any such action against County), and any claim at any time threatened or made by any person against Lessee with respect to its operations at Miami International Airport or against or with respect to the Premises or any condition, use or activity on the Premises (including any such claim against County), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any applicable Environmental Requirement.

(C)

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, code, rule, or regulation, or license, authorization, decision, order, injunction, or decree, any of which may be issued by a judicial or regulatory body of competent jurisdiction, or rule of common law including, without limitation, actions in nuisance or trespass, and any judicial or agency interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.§ 1251 et seq.; the Clean Air Act 42 U.S.C. § 7401 et seq.; the Toxic Materials Control Act 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; Chapters 403, 376 and 373, Florida Statutes; Chapters 24 and 25 of Miami-Dade County Code, and any other applicable local, state or federal environmental statutes, codes, or ordinances, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

(D)

“Environmental Requirement” means any Environmental Law, or any agreement or restriction entered into or applicable by law (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

With regard to any environmental agreements or restrictions entered into by MDAD, MDAD agrees to use reasonable efforts to apprise the Miami Airport Affairs Committee (the “MAAC”), which represents the interests of the airlines at the Airport, of any such agreements or restrictions and to obtain the MAAC’s input into such items.

(E)

“Hazardous Material” means any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a hazardous substance, a hazardous waste or pesticide, or otherwise classified as hazardous or toxic, in or pursuant to any applicable Environmental Requirement; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause contamination or a nuisance on the Premises, any adjacent Premises or a hazard to the environment or to the health or safety of persons on the Premises or Other Airport Property.

(F)

“Initial Construction Period” means for any lease which contemplates construction or renovation for Premises not previously occupied in whole or in part by Lessee under this Agreement and/or any previous Agreement, a period of time not to exceed six (6) months commencing with the date on which Lessee breaks ground on the Premises for construction of foundations or commences such renovation.

(G)	“Occupancy Date” means the date Lessee first entered, occupied or took possession of the Premises under any written or verbal agreement.

(H)	“On” or “in” when used with respect to the Premises or any premises adjacent to the Premises, means “on, in, under, above or about.”

(I)

“Other Airport Property” means property on the Airport occupied or used by Lessee, or upon which Lessee performs operations, but which is not subject to a lease, sublease or other legal agreement governing the terms of Lessee’s occupation, use or operations at such property.

(J)	“Recognized Environmental Condition” shall have the meaning set forth in ASTM E 1527-05, Section 1.1.1, as such provision may be amended or superseded from time to time.

(K)	“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

(L)

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual release of Hazardous Materials.

(M)

“Trespassers” means third parties who have entered the Premises and whose actions while on the Premises have resulted in Release of Hazardous Materials directly onto the Premises or onto other Airport Property accessed by such persons through the Premises. Notwithstanding the foregoing, for purposes of this Agreement, Trespassers shall not include those third parties whose actions took place off of the Premises and which resulted in the presence of Hazardous Materials on the Premises due to the migration of Hazardous Materials from that off-Premises location.

8.02 Lessee’s Industrial Classification: Lessee represents and warrants to County that Lessee’s Standard Industrial Classification (“SIC”) code number, as published in the most recent SIC Manual from the United States Office of Management and Budget, and as used on Lessee’s Federal Tax Return is                        .

8.03 Lessee’s Acceptance of the Risks and Condition of Premises As-Is: Lessee agrees that the Premises shall be leased and delivered to Lessee in its current “as-is/with all faults” condition (but it is not intended by this provision that County be relieved from its duties expressly set forth in this Agreement or any other applicable agreement). Lessee hereby, warrants, covenants, agrees, and acknowledges that:

(A)	Hazardous Materials may be present on the Premises and Other Airport Property. The County is currently engaged in a significant environmental remediation program at MIA.

(B)

Under Article 8.06 below, Lessee is provided the opportunity to conduct an independent investigation of the Premises and the physical condition thereof, including the potential presence of any Hazardous Materials on or about the Premises. Lessee’s report on the investigation, if any such report has been prepared, has been provided to the County and is listed in Exhibit K-08 attached to this Agreement. Whether Lessee has conducted such an investigation or not, Lessee is willing to proceed with this Agreement notwithstanding the environmental conditions of the premises or the properties surrounding the premises, subject to Lessee’s right to terminate this Agreement as otherwise provided herein.

(C)

Because of the possible presence of environmental contaminants on the Premises or other Airport property, County has made no express, implied, or other representations of any kind with respect to the suitability or usability of the Premises or other Airport Property, or any improvements appurtenant thereto, including, without limitation, the suitability or usability of any building materials, building systems, soils or groundwater conditions (due to the presence of Hazardous Materials in, on, under, or about the Premises or other Airport property), for Lessee’s proposed or intended use, and Lessee has relied solely on Lessee’s own inspection and examination of such matters.

(D)

Except as to County’s obligations set forth in this Article or elsewhere in this Agreement, Lessee expressly assumes the risk that Hazardous Materials that are or may be present on the Premises at the commencement of this Agreement may affect the suitability or usability of the Premises for Lessee’s proposed or intended use. Lessee agrees that, except to the extent of County’s Remediation obligations provided in this Article 8, or any other discharge, disposal or release of Hazardous Materials or violation of Environmental Requirements, caused by County, its agents, employees or contractors and except with respect to Baseline Environmental Conditions, County shall have no responsibility or liability with respect to any Hazardous Materials on the Premises. Notwithstanding the foregoing, in no event shall County be liable to Lessee for damages relating to physical or personal injury, business interruptions relocation costs or any other cost (other than a cost for which County is liable under this Article 8) resulting from the presence of Hazardous Materials on the Premises at any time during this Agreement.

8.04 Responsibilities for Hazardous Materials:

(A)

Unless the parties agree otherwise in writing, the County shall conduct response actions mandated by existing Environmental Requirements applicable to the County for (i) Hazardous Materials disclosed in the Lessee Audit to the extent required by Article 8.06 and (ii) Baseline Environmental Conditions, provided however that:

(B)

County’s responsibility for Remediation under this Article 8.04 shall be limited to the Recognized Environmental Conditions required to be remediated under applicable Environmental Requirements. If County is permitted to leave any Hazardous Material in place under applicable Environmental Requirements, County shall have the option of so doing, unless a governmental authority requires at any time the removal of Hazardous Materials for Lessee to be able to continue with construction or occupancy of the Premises. The County shall notify Lessee of any such decision to leave Hazardous Material in place.

(C) (1)

To the extent they exist, the County has made available to Lessee a listing of contamination assessment reports and remedial action plans regarding any soil and groundwater contamination at the Premises. Such list is found on Exhibit K to this Agreement. The County may have already installed or may have plans to install remediation systems to clean up the contamination described in such reports to the extent they exist. Lessee agrees that during the term of the Agreement, County’s authorized representatives shall have the right to enter the Premises in order to operate, inspect, maintain, relocate and replace any such installed systems. Without limiting the generality of the foregoing, the County shall have the right to: (a) install, use, monitor, remove (or, in connection with monitoring wells, abandon in place in accordance with applicable governmental regulations) soil borings, treatment systems, pumps, monitoring wells, and associated equipment; (b) construct, maintain, and ultimately remove various mechanical devices designed to aid in the monitoring and remediating effort; and (c) undertake such related activities as the Aviation Department or other governmental authorities may require or recommend, utilizing such methods as the Aviation Department or the applicable governmental authorities may elect in order to remediate the contamination described in any such reports.

(2)

County shall utilize reasonable efforts to minimize any disturbance of the Lessee’s use of the Premises caused by any Remediation it undertakes and shall provide Lessee prior written notice of such Remediation. Lessee agrees that it shall not unreasonably interfere with or obstruct such Remediation. County and Lessee each agree to take such action as may be reasonable to coordinate their operations so as to minimize any interference with the other party. If vehicles, equipment, or materials belonging to the Lessee have to be temporarily relocated to permit the Remediation to be performed, the Lessee will effect such relocation at no expense to the County. Attached to Exhibit K is a site sketch of the Premises describing any existing or currently planned Remediation equipment and depicting the current and proposed future location of such equipment.

(3)

If Remediation equipment or materials need to be temporarily stored in a secure location on the Premises, the Lessee will provide reasonable storage inside the building on the Premises for such equipment and materials at no expense to the County, provided, however, that Lessee shall bear no liability and otherwise shall have no responsibility for any theft of and/or damage to such equipment or materials so stored, to the extent Lessee took reasonable measures to prevent, such theft and/or damage and such theft and/or damage was not caused by Lessee or Lessee’s employees. To the extent that water and electrical service within the Premises are not metered and the Lessee does not pay for such services directly, the Lessee will provide the County with water and electrical service from the Premises in connection with the Remediation, without charge. The Lessee acknowledges the Remediation may be conducted at the locations depicted on the site sketch attached to Exhibit K at any time during the term of the Agreement and may continue until such time as a no further action letter is obtained from the appropriate regulatory authorities.

8.05 Baseline Audit: The County has provided Lessee with a copy of an environmental audit of the Premises, conducted to identify any Recognized Environmental Conditions associated with the Premises, which audit may include analyses of soil and groundwater samples (the initial “Baseline Audit”). Except to the extent Lessee previously occupied the Premises, the County shall be responsible for any Recognized Environmental Conditions within the meaning of ASTM E 1527-05, or most recent version, disclosed by the Baseline Audit. Except to the extent Lessee previously occupied the Premises, Lessee may terminate this Agreement within sixty (60) days of receipt of the Baseline Audit if Lessee, in its sole discretion, determines that the Recognized Environmental Conditions disclosed in such Baseline Audit are unacceptable. To the extent Lessee previously occupied the Premises, Lessee, subject to its right to invoke the dispute resolution provision of 8.16, shall be responsible for all Recognized Environmental Conditions disclosed in the Baseline Audit, which are not otherwise Baseline Environmental Conditions, unless Lessee demonstrates to the County’s satisfaction that the Recognized Environmental Conditions originated from (1) a discharge, disposal or release outside of the Premises, unless such discharge, disposal or release was caused by Lessee, Lessee’s agents employees, contractors or invitees or Trespassers; or (2) a discharge, disposal or release of Hazardous Material on the Premises prior to Lessee’s first occupancy of the Premises and not caused by Lessee, Lessee’s agents, employees, contractors or invitees.

8.06 Lessee Audit: Lessee, at its sole cost and expense, shall have the right to conduct, within sixty (60) days from the receipt of the Baseline Audit, an environmental inspection of the Premises (the “Lessee Audit”), through an independent environmental consultant approved in writing by County, such approval not to be unreasonably withheld or delayed. If Lessee elects to conduct a Lessee Audit, it shall furnish County a copy of the Lessee Audit within thirty (30) days of Lessee’s receipt of the Lessee Audit. The purpose of the Lessee Audit is to determine whether there are present on the Premises any Recognized Environmental Conditions not identified in the Baseline Audit, any previous audits, or any contamination assessment reports or remedial action plans, to the extent any such documents exist. Within thirty (30) days of receipt of such Lessee Audit, the County shall notify Lessee if it disputes the Recognized Environmental Conditions or the delineation of any subsurface conditions described in the Lessee Audit. If the Lessee Audit reveals any Recognized Environmental Conditions or delineates any subsurface contamination not disclosed in any contamination assessment reports, remedial action plans, or the Baseline Audit, and which are not otherwise considered Baseline Environmental Conditions under the terms of this Agreement, then, except to the extent that Lessee previously occupied the Premises, the County, at its option, shall: (i) allow Lessee to terminate the Agreement, without penalty, within sixty (60) days of receipt of such notice of dispute from the County; or (ii) notify Lessee that it has agreed to be responsible for such Recognized Environmental Conditions and delineated subsurface contamination to the same extent as the County is responsible for the Recognized Environmental Conditions and subsurface contamination disclosed in any contamination assessment reports, remedial action plans and the Baseline Audit. If the County allows Lessee to terminate the Agreement and Lessee elects not to terminate, Lessee’s failure to terminate shall constitute a waiver of 1) Lessee’s rights to terminate its obligations under this Agreement as to any findings in such Lessee Audit, except as to its right to cancel the lease on thirty (30) days notice under Article 1.01 (B) and, 2) as provided in Article 8.04, any claim it may have against the County with respect either to Recognized Environmental Conditions and subsurface contamination disclosed in such Lessee Audit. To the extent the Lessee previously occupied the Premises, Lessee shall be responsible for all Recognized Environmental Conditions disclosed in the Lessee Audit that are not Baseline Environmental Conditions unless Lessee demonstrates to the satisfaction of Aviation Department Management by written notice setting forth Lessee’s explanation why the Recognized Environmental Conditions originated from (1) a discharge, disposal or release outside of the Premises, unless such discharge, disposal or release was caused by Lessee, Lessee’s agents, employees, contractors, or invitees; (2) a discharge, disposal or release of Hazardous Material on the Premises prior to the Occupancy Date and not caused by Lessee or Lessee’s agents, employees, contractors or invitees ; or (3) a discharge, disposal or release caused by County or third party. Should the Aviation Department determine that such a demonstration has not been made to Aviation Department’s satisfaction, Lessee may invoke the dispute resolution provision of 8.16 Until such time as the parties reach an agreement or until such time as the dispute is otherwise resolved, responsibility for such Recognized Environmental Condition shall remain with Lessee.

8.07 Environmental Maintenance of Premises: Except for the obligations of the County under this Article 8, Lessee shall, at its sole cost and expense, keep, maintain and use the Premises, and operate within the Premises at all times, in compliance with all applicable Environmental Laws, and shall maintain the Premises in good and sanitary order, condition, and repair.

8.08 Lessee’s Use of Hazardous Materials: Exhibit K-08 is a complete list of all Hazardous Materials which Lessee currently intends to use on the Premises or Other Airport Property during the term of the Agreement which have been approved by the County, and the use, storage and transportation of which on or about the Premises shall not be subject to County’s approval or objections. Except for those Hazardous Materials listed on Exhibit K-08, Lessee shall not use, store, generate, treat, transport, or dispose of any Hazardous Material on the Premises or Other Airport Property without first providing the County thirty (30) days written notice prior to bringing such Hazardous Material upon the premises. To the extent certain Hazardous Materials are be needed to be used by Lessee on a non-routine basis, such as for emergency repairs, Lessee may provide such notice within twenty-four (24) hours of bringing such Hazardous Material upon the premises. Notwithstanding the foregoing, County may object to the use of any previously approved Hazardous Material should County reasonably determine that the continued use of the Hazardous Material by Lessee presents a material increased risk of site contamination, damage or injury to persons, Premises, resources on or near the Premises or Other Airport Property, or noncompliance due to a change in regulation of such Hazardous Material under applicable Environmental Law. Upon County’s objection, Lessee shall immediately remove the Hazardous Material from the site. This section 8.08 shall not apply to Hazardous Materials which are not used, generated, treated or disposed of by Lessee but which are otherwise transported by Lessee solely in the course of Lessee’s business, such as cargo operations, provided, however, Lessee shall remain responsible under Article 8.14 and 8.15 for such transported Hazardous Materials. County’s objection or failure to object to the use, storage, generation, treatment, transportation, or disposal of Hazardous Material under this paragraph, or the exclusion of certain Hazardous Materials under this paragraph, shall not limit or affect Lessee’s obligations under this Agreement, including Lessee’s duty to remedy or remove releases or threatened releases; to comply with applicable Environmental Law and/or Environmental Requirements relating to the use, storage, generation, treatment, transportation, and/or disposal of any such Hazardous Materials; or to indemnify County against any harm or damage caused thereby. Lessee shall promptly and completely answer periodic questionnaires from the County concerning Lessee’s practices regarding the generation, use, storage, and disposal of Hazardous Materials under this Agreement.

8.09 Entry by County:

(A)

Notwithstanding any other right of entry granted to County under this Agreement, and subject to the requirements set forth in Article 8.09(B), MDAD shall have the right, at its own expense and upon reasonable notice, to enter the Premises or to have consultants enter the Premises throughout the Term of this Agreement for the purposes of: (1) determining whether the Premises are in conformity with applicable Environmental Law; (2) conducting an environmental review or investigation of the Premises; (3) determining whether Lessee has complied with the applicable environmental requirements of this Agreement; (4) determining the corrective measures, if any, required of Lessee to ensure the safe use, storage, and disposal of Hazardous Materials; or (5) removing Hazardous Materials (except to the extent used, stored, generated, treated, transported, or disposed of by Lessee in compliance with applicable Environmental Requirements and the terms of this Agreement). Lessee agrees to provide access and reasonable assistance for such inspections. MDAD shall use its best efforts to reasonably minimize interruptions of business operations on the Premises.

(B)

Such inspections may include, but are not limited to, entering the Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples of environmental conditions or soil or groundwater conditions. Lessee shall have the right to collect split samples of any samples collected by MDAD, MDAD shall not be limited in the number of such inspections during the Term of this Agreement MDAD will conduct such inspections during Lessee’s normal business hours, but MDAD may conduct such inspections in other than normal business hours if the circumstances so require. For inspections conducted by MDAD, MDAD agrees to provide Lessee with reasonable notice (not less than twenty four (24) hours) prior to inspecting the Premises; provided however, that such notice period shall not apply under circumstances in which MDAD reasonably determines that there exists an immediate threat to the health, safety, or welfare of any persons. Based on the results of such inspections, should MDAD reasonably determine that Hazardous Materials have been released, discharged, stored, or used on the Premises in violation of the terms of this Agreement, Lessee shall, in a timely manner, at its expense, remove such Hazardous Materials in a manner not inconsistent with applicable Environmental Law and otherwise comply with the reasonable recommendations of MDAD and any regulatory authorities related to the results of such inspections. The right granted to MDAD herein to inspect the Premises shall not create a duty on MDAD’s part to inspect the Premises, nor liability of MDAD for Lessee’s use, storage, or disposal of Hazardous Materials, it being understood that Lessee shall be solely responsible for all liability in connection therewith. MDAD shall provide the results of such inspections to the Lessee in a timely manner if requested to do so in writing. Nothing herein shall be construed to limit, restrain, impair or interfere with County’s regulatory authority to conduct inspections and/or the manner in which it conducts such inspections. Lessee shall not be liable or otherwise responsible for any property damage to the Premises or injury to any person caused by County, its agents or consultants during County’s inspection under this Section 8.09.

8.10 Permits and Licenses: The Lessee warrants that it will secure at the times required by issuing authorities all applicable permits or approvals that are required by any governmental authority having lawful jurisdiction to enable Lessee to conduct its obligations under this Agreement. Upon written request, Lessee shall provide to County copies of all permits, licenses, certificates of occupancy, approvals, consent orders, or other authorizations issued to Lessee under applicable Environmental Requirements, as they pertain to the Lessee’s operations on or use of the Premises or Other Airport Property.

8.11 Notice of Discharge to County:

(A)

In the event of: (i) the happening of any material event involving the spill, release, leak, seepage, discharge or clean-up of any Hazardous Material on the Premises or Other Airport Property in connection with Lessee’s operation thereon; or (ii) any written Environmental Claim affecting Lessee from any person or entity resulting from Lessee’s use of the Premises or Other Airport Property, then Lessee shall immediately notify County orally within twenty-four (24) hours and in writing within three (3) business days of said notice. If County is reasonably satisfied that Lessee is not promptly commencing the response to either of such events. County shall have the right but not the obligation to enter onto the Premises or to take such other actions as it shall deem reasonably necessary or advisable to clean up, remove, resolve or minimize the impact of or otherwise deal with any such Hazardous Material or Environmental Claim following receipt of any notice from any person or any entity having jurisdiction asserting the existence of any Hazardous Material or an Environmental Claim pertaining to the Premises, which if true, could result in an order, suit or other action against the County. If Lessee is unable to resolve such action in a manner which results in no liability on the part of County, all reasonable costs and expenses incurred by County shall be deemed additional rent due County under this Agreement and shall be payable by Lessee upon demand, except to the extent they relate to a Baseline Environmental Condition.

(B)

With regard to any reporting obligation arising out of Lessee’s operations or during the Agreement, Lessee shall timely notify the State of Florida Department of Environmental Protection, all Miami-Dade County pertinent regulatory agencies, and the United States Environmental Protection Agency, as appropriate, with regard to any and all applicable reporting obligations while simultaneously providing written notice to County.

(C)

Within sixty (60) days of execution of this Agreement, Lessee shall submit to County an emergency action plan/contingency plan setting forth in detail Lessee’s procedures for responding to spills, releases, or discharges of Hazardous Materials. The emergency action plan/contingency plan shall identify Lessee’s emergency response coordinator and Lessee’s emergency response contractor.

8.12 Reports to County: For any year in which any Hazardous Materials have been used, generated, treated, stored, transported or otherwise been present on or in the Premises, (or on or in other Airport property for purposes related to Lessee’s operations on the Premises), Lessee shall provide County with a written report listing: the Hazardous Materials which were present on the Premises or other Airport property; all releases of Hazardous Material that occurred or were discovered on the Premises or other Airport property and which were required to be reported to regulatory authorities under applicable Environmental Laws; all enforcement actions related to such Hazardous Materials, including all, consent agreements or other non-privileged documents relating to such enforcement actions during that time period. In addition, Lessee shall provide County with copies of any reports filed in accordance with the Emergency Planning and Community Right to Know Act (EPCRA) and shall make available for review upon request by County copies of all manifests for hazardous wastes generated from operations on the Premises. Lessee shall provide the report required under this section to the County by April 1 of each year for the preceding calendar year.

8.13 Periodic Environmental Audits: Lessee shall establish and maintain, at its sole expense, a system to assure and monitor its continued compliance on the Premises with all applicable Environmental Laws, which system shall include, no less than once each year a detailed review of such compliance (the “Environmental Audit”) by such consultant or consultants as County may approve, which approval shall not be unreasonably withheld, delayed or conditioned. Alternatively, if the Aviation Department approves, which approval shall not be unreasonably withheld, delayed, or conditioned, such Environmental Audit may be conducted by Lessee’s personnel but in either case Lessee shall provide County with a copy or summary of its report of its annual Environmental Audit, which shall be consistent with ASTM’s “Practice for Environmental Regulatory Compliance Audits” which shall include in its scope the items listed in Exhibit E hereto or other recognized format approved by County. If the Environmental Audit indicates any unresolved violation of any applicable Environmental Law and/or Environmental Requirements, Lessee shall, at the request of County, provide a detailed review of the status of any such violation within thirty (30) days of the County’s request.

8.14 Remediation of Hazardous Material Releases: If Lessee or Lessee’s agents, employees, contractors, invitees or trespassers cause any Hazardous Materials to be released, discharged, or otherwise located on or about the Premises or Other Airport Property during the term of this Agreement (“Hazardous Material Release”), Lessee shall promptly take all actions, at its sole expense and without abatement of rent, as are reasonable and necessary to return the affected portion of the Premises or Other Airport Property and any other affected soil or groundwater to their condition existing prior to the Hazardous Material Release in a manner not inconsistent with applicable Environmental Law. County shall have the right to approve all such remedial work, including, without limitation: (i) the selection of any contractor or consultant Lessee proposes to retain to investigate the nature or extent of such Hazardous Material Release or to perform any such remedial work; (ii) any reports or disclosure statements to be submitted to any governmental authorities prior to the submission of such materials; and (iii) any proposed remediation plan or any material revision thereto prior to submission to any governmental authorities. The County’s approvals shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, County’s prior consent shall not be necessary if a Hazardous Material Release poses an immediate threat to the health, safety, or welfare of any persons and, despite Lessee’s best efforts, it is not practicable to obtain County’s consent before taking remedial action to abate such immediate threat, provided that: (a) Lessee shall notify County as soon as possible and shall thereafter obtain County’s consent as otherwise provided in this paragraph; and (b) Lessee shall take only such action as may be necessary or appropriate to abate such immediate threat and shall otherwise comply with the provisions of this paragraph. In addition to any rights reserved by County in this Agreement, County shall have the right, but not the obligation, to participate with Lessee, Lessee’s consultants and Lessee’s contractors in any meetings with representatives of the governmental authorities and Lessee shall provide County reasonable notice of any such meetings. All remedial work shall be performed in compliance with all applicable Environmental Laws. The County’s consent to any remedial activities undertaken by Lessee shall not be withheld so long as County reasonably determines that such activities will not cause any material adverse long-term or short-term effect on the Premises, or other adjoining property owned by County. Lessee’s obligations in this section do not apply to Baseline Environmental Conditions.

8.15 Indemnity: Lessee shall indemnify, defend (with counsel reasonably satisfactory to County), and hold County, its directors, officers, employees, agents, assigns, and any successors to County’s interest in the Premises, harmless from and against any and all loss, cost, damage, expense (including reasonable attorneys’ fees), claim, cause of action, judgment, penalty, fine, or liability, directly or indirectly, relating to or arising from the use, storage, release, discharge, handling, or presence of Hazardous Materials on, under, or about the Premises or Other Airport Property and caused by Lessee, Lessee’s agents, employees, contractors, invitees or Trespassers. This indemnification shall include without limitation: (a) personal injury claims; (b) the payment of liens; (c) diminution in the value of the Premises or Other Airport Property; (d) damages for the loss or restriction on use of the Premises or Other Airport Property; (e) sums paid in settlement of claims; (f) reasonable attorneys’ fees, consulting fees, and expert fees, (g) the cost of any investigation of site conditions, and (h) the cost of any repair, cleanup, remedial, removal, or restoration work or detoxification if required by any governmental authorities or deemed necessary in County’s reasonable judgment, but shall not extend to such claims, payment, diminution, damages, sums, fees or costs to the extent caused (i) solely by an act of God or (ii) by the negligent or willful misconduct of the County, its officers, employees, contractors or agents. For any legal proceedings or actions initiated in connection with the Hazardous Materials Release, County shall have the right at its expense but not the obligation to join and participate in such proceedings or actions in which the County is a named party, and control that portion of the proceedings in which it is a named party. County may also negotiate, defend, approve, and appeal any action in which County is named as a party taken or issued by any applicable governmental authorities with regard to a Hazardous Materials Release; provided, however, claims for which Lessee may be liable pursuant to this Article 8.15 shall not be settled without

Lessee’s consent. Any costs or expenses incurred by County for which Lessee is responsible under this paragraph or for which Lessee has indemnified County: (i) shall be paid to County on demand, during the term of this Agreement as additional rent; and (ii) from and after the expiration or earlier termination of the Agreement shall be reimbursed by Lessee on demand. Lessee’s obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Agreement and shall bind Lessee’s successors and assignees and inure to the benefit of County’s successors and assignees. Notwithstanding any other provision of this Agreement, this section 8.15 does not apply to Baseline Environmental Conditions or a discharge, disposal or release caused by the County, its officers, employees, contractors or agents.

(A)

This indemnity specifically includes the direct obligation of Lessee to perform, at its sole cost and expense, any remedial or other activities required or ordered by court or agency having competent jurisdiction over the subject matter, or otherwise necessary to avoid or minimize injury or liability to any person, or to prevent the spread of Hazardous Materials.

(B)

In addition, because costs of Hazardous Materials discharges are passed on to airlines through the residual rate charging mechanism at Miami International Airport and the charges to Lessee will be increased to offset such costs. Lessee agrees in order to minimize its obligations in this regard to use best efforts to assist the Aviation Department in responding to Hazardous Materials spills in or Airport property reasonably close the Premises used by Lessee by making Lessee’s remediation equipment and personnel available for such emergency remediation activity. However, Lessee may provide such assistance only at the direct request of the Aviation Department and only if Lessee’s remediation equipment is intended to be utilized for the Hazardous Material spill at issue and only if Lessee’s personnel have been trained to respond to the Hazardous Material spill at issue. If Lessee is directed to perform any remedial work under this Article 8.15(B) for which it is later determined that Lessee is not responsible, the Aviation Department shall reimburse Lessee for all costs associated with or arising out of Lessee’s performance of such remedial work. Lessee shall cooperate with the Aviation Department in any subsequent effort by the Aviation Department to recover from the responsible parties all costs involved with the remediation effort that utilized Lessee’s equipment and personnel. Lessee shall perform all such work in its own name in accordance with applicable laws. Lessee acknowledges that the County’s regulatory power in this regard is independent of the County’s contractual undertakings herein, and nothing herein shall affect the County’s right in its regulatory capacity to impose its environmental rules, regulations, and authorities upon the Lessee in accordance with the law.

(C)

In the event Lessee fails to perform its obligations in Article 8.15(A) above, and without waiving its rights hereunder, County may, at its option, perform such remedial work as described in Article 8.15(A) above, and thereafter seek reimbursement for the costs thereof. In accordance with this Article 8, Lessee shall permit County or its designated representative access to the Premises areas to perform such remedial activities.

(D)

Whenever County has incurred costs described in this section as a result of the failure of Lessee to perform its obligations hereunder, Lessee shall, within thirty (30) days of receipt of notice thereof, reimburse County for all such expenses together with interest at the rate of 1 1⁄2 % per month on the outstanding balance commencing on the thirty-first date following Lessee’s receipt of such notice until the date of payment.

(E)

To the extent of Lessee’s responsibility under this Article and without limiting its obligations under any other paragraph of this Agreement, and except to the extent of County’s responsibility for environmental conditions set forth in this Article 8, Lessee shall be solely and completely responsible for responding to and complying with any administrative notice, order, request or demand, or any third party claim or demand relating to potential or actual Hazardous Materials contamination on the Premise. Lessee’s responsibility under this paragraph includes but is not limited to responding to such orders on behalf of County and defending against any assertion of County’s financial responsibility or individual duty to perform under such orders. Lessee shall assume, pursuant to the indemnity provision set forth in this Article 8, any liabilities or responsibilities which are assessed against County in any action described under this paragraph.

8.16 Dispute Resolution: County and Lessee agree that any dispute between them relating to this Article 8 will first be submitted, by written notice, to a designated representative of both County and Lessee who will meet at County’s place of business or other mutually agreeable location, or by teleconference, and confer in an effort to resolve such dispute. Any decision of the representatives will be final and binding on the parties. In the event the representatives are unable to resolve any dispute within ten (10) days after submission to them, either party may refer the dispute to mediation, or institute any other available legal or equitable proceeding in order to resolve the dispute.

8.17 Waiver and Release: Lessee, on behalf of itself and its heirs, successors and assigns, hereby waives, releases, acquits and forever discharges County, its principals, officers, directors, employees, agents, representatives and any other person acting on behalf of the County, and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, which Lessee or any its heirs, successors, or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present or future physical characteristic or condition of the Premises, including, without limitation, any Hazardous Material in, at, on, under or related to the Premises, or any violation or potential violation of any Environmental Law applicable thereto; provided, however, this Article 8.17 shall not constitute a waiver or release of any obligation of County under this Article 8. Lessee acknowledges that County would not enter into this Agreement without Lessee’s agreement to the waiver and release provided herein.

8.18 No Waiver of Rights Causes of Actions or Defenses. Notwithstanding any language in this Agreement, including without limitation Articles 8.03, 8.04, 8.05, 8.06, 8.14, 8.15 and 8.16, Lessee does not agree to waive or release any rights, causes of action or defenses it may have against Miami-Dade County or any other party related to allegations made by the County in (i) Case No. 01-8758 CA 25 which has been filed by the County in the Florida Circuit Court of the Eleventh Judicial Circuit, and (ii) a letter dated April 9, 2001, to Lessee and others (who are referred to as “responsible parties” or “RPs”). Nothing herein shall be construed to limit or expand upon any releases previously granted to or exchanged between the parties as a result of judgments or settlements obtained in proceedings between the parties, including, without limitation, settlements in bankruptcy or settlements entered under Case No. 01-8758 CA 25 which has been filed by the County in the Florida Circuit Court of the Eleventh Judicial Circuit.

8.19 Surrender of Premises: Lessee shall surrender the Premises used by Lessee to County upon the expiration or earlier termination of this Agreement free of debris, waste, and Hazardous Materials used, stored, or disposed of by Lessee or its agents, employees, contractors, invitees or Trespassers, or otherwise discharged on the Premises or Other Airport Property for which Lessee is responsible during the term of this Agreement. The Premises shall be surrendered in a condition that complies with all applicable Environmental Requirements, and such other reasonable environmental requirements as may be imposed by County. Lessee shall not be responsible under this section 8.19 to the extent of County’s obligations under this Article 8.

8.20 Breach: Any breach by Lessee of any provision of this Article 8 shall, after notice and a reasonable opportunity for Lessee to cure, constitute a default of the Agreement and shall entitle County to exercise any and all remedies provided in the Agreement, or as otherwise permitted by law.

8.21 Survivability of Terms: the terms and conditions of this Article 8, including the indemnity, waiver, and release, shall survive the termination of this Agreement.

8.22 Right to Regulate: As provided for in Article 20.12 of this Agreement, nothing within this Article 8 shall be construed to waive or limit, restrain, impair or interfere with the County’s regulatory authority.

ARTICLE 9

Indemnification and Hold Harmless

Lessee shall indemnify and hold harmless the County and its officers, employees, agents and instrumentalities from any and all liability, losses or damages, including attorneys’ fees and costs of defense, which the County or its officers, employees, agents or instrumentalities may incur as a result of claims, demands, suits, causes of actions or proceedings of any kind or nature arising out of, relating to or resulting from the performance of this Agreement by the Lessee or its employees, agents, servants, partners, principals, contractors or subcontractors, except to the extent attributable to the gross negligence or willful misconduct of the County or its agents and trespassers. Lessee shall pay all claims and losses in connection therewith and shall investigate and defend all claims, suits or actions of any kind or nature in the name of the County, where applicable, including appellate proceedings, and shall pay costs, judgments and attorney’s fees which may issue thereon. Lessee expressly understands and agrees that any insurance protection required by this Agreement or otherwise provided by Lessee shall in no way limit the responsibility to indemnify, keep and save harmless and defend the County or its officers, employees, agents and instrumentalities as herein provided.

ARTICLE 10

Assignment and Subletting

The Lessee shall not assign, transfer, pledge or otherwise encumber this Agreement, or sublet all or any portion of the Premises, or allow others to use the Premises without the express prior written consent of the Department.

ARTICLE 11

Insurance

11.01 Insurance Required: In addition to such insurance as may be required by law, the Lessee shall maintain, without lapse or material change, for so long as it occupies the Premises, the following insurance:

(A)

Commercial General Liability Insurance on a comprehensive basis, including Contractual Liability, to cover the Lessee’s Premises and Operations, in an amount not less than $1,000,000 combined single limit per occurrence for bodily injury and property damage. The County must be shown as an additional insured with respect to this coverage

(B)	Automobile Liability Insurance covering all owned, non-owned and hired vehicles used by the Lessee in connection with its operations under this Agreement in an amount not less than:

(1)	$1,000,000 combined single limit per occurrence for bodily injury and property damage.

(2)	$300,000 combined single limit per occurrence for bodily injury and property damage covering vehicles when being used by the Lessee off of the AOA.

(C)	Workers’ Compensation as required by Chapter 440, Florida Statutes.

The insurance coverages required shall include those classifications, as listed in standard liability insurance manuals, which most nearly reflect the operations of the Lessee under this Agreement. All insurance policies required pursuant to the terms of this Agreement shall be issued in companies approved to do business under the laws of the State of Florida. Such companies must be rated no less than “A-” as to management, and no less than “VII” as to strength in accordance with the latest edition of “Best’s Insurance Guide”, published by A.M. Best Company, Inc., or its equivalent, subject to approval of the County Risk Management Division.

11.02 Insurance Certificates Required: Prior to the commencement of operations hereunder and annually thereafter, the Lessee shall furnish or cause to be furnished certificates of insurance to the Department which certificates shall clearly indicate that:

(A)	The Lessee has obtained insurance in the types, amounts and classifications as required for strict compliance with this Article;

(B)

The policy cancellation notification provisions specify at least 30 days advance written notice of cancellation to the County, except with respect to war and allied perils coverage which shall be 7 days or such lesser period as is customarily available; and

(C)	The County is named as an additional insured with respect to the Lessee’s commercial general liability policies.

On said insurance certificates, unless specifically shown to be excluded thereon, commercial general liability coverage shall include contractual liability, and notification of cancellation shall include notification of material changes in the policies.

The County reserves the right to require the Lessee to provide such reasonably amended insurance coverage as it deems necessary or desirable, upon issuance of notice in writing to the Lessee, which notice shall automatically amend this Agreement effective 30 days after such notice.

11.03 Compliance: Compliance with the requirements of this Article 11 (Insurance) shall not relieve the Lessee of its liability under any other portion of this Agreement or any other agreement between the County and the Lessee.

11.04 Right to Examine: The Department reserves the right, upon reasonable notice, to examine the original or true copies of policies of insurance (including but not limited to binders, amendments, exclusions, riders and applications) to determine the true extent of coverage. The Lessee agrees to permit such inspection at the offices of the Department.

11.05 Personal Property: Any personal property of the Lessee or of others placed in the Premises and Airport shall be at the sole risk of the Lessee or the owners thereof, and the County shall not be liable for any loss or damage, except to the extent such loss or damage was caused by the sole active negligence of the County, as limited by Section 768.28, Florida Statutes.

ARTICLE 12

Use of Public Facilities

The County grants to the Lessee, in common with all others desiring to use the Airport, and only to the extent necessary or reasonably desirable, so long as such use does not conflict with the County’s operation of the Airport, to carry out the rights granted the Lessee hereunder, the nonexclusive privilege to use the runways, taxiways, roads of egress and ingress, service roads and such other facilities and improvements as may be now in existence or hereafter constructed for the use of persons lawfully using the Airport; provided, however, that such usage shall, to the extent not included as part of the Rent, be subject to the payment of nondiscriminatory fees and other charges established by the County. Nothing herein contained shall grant to the Lessee the right to use any leasable space or area improved or unimproved which is leased to a third party, or which the County has not leased herein.

ARTICLE 13

Termination

13.01 Payment Defaults: Failure of the Lessee to make all payments of rentals, fees and charges required to be paid herein when due shall constitute a default, and the County may, at its option terminate this Agreement after seven calendar days notice in writing to the Lessee unless the default be cured within the notice period.

13.02 Insurance Defaults: The County shall have the right, upon seven calendar days written notice to the Lessee, to terminate this Agreement if the Lessee fails to provide evidence of insurance coverage in strict compliance with Article 11 hereof prior to commencement of operations, or fails to provide a renewal of said evidence upon its expiration; provided, however, that such termination shall not be effective if the Lessee provides the required evidence of insurance coverage within the notice period.

13.03 Other Defaults: The County shall have the right, upon 30 calendar days written notice to the Lessee, to terminate this Agreement upon the occurrence of any one or more of the following, unless the same shall have been corrected within such period, or, if correction cannot reasonably be completed within such 30 day period, in the reasonable discretion of the Department, the Lessee has commenced substantial corrective steps within such 30 day period and diligently pursues same to completion:

(A)

Failure of the Lessee to comply with any covenants of this Agreement, other than the covenants to pay rentals, fees and charges when due, and the covenants to provide required evidence of insurance coverage.

(B)	The conduct of any business, the performance of any service, or the merchandising of any product or service not specifically authorized herein, by the Lessee.

(C)	Failure of the Lessee to comply with any Environmental Law or Environmental Requirement as those terms are defined in Article 8.01 of this Agreement.

13.04 Habitual Default: Notwithstanding the foregoing, in the event that the Lessee has frequently, regularly or repetitively defaulted in the performance of or breached any of the terms, covenants and conditions required herein to be kept and performed by the Lessee, in the reasonable opinion of the County and regardless of whether the Lessee has cured each individual condition of breach or default as provided in Articles 13.01 Payment Defaults), 13.02 (Insurance Defaults) and 13.03 (Other Defaults) hereinabove, the Lessee shall be determined by the Director to be an “habitual violator.” At the time that such determination is made, the Department shall issue to the Lessee a written notice advising of such determination and citing the circumstances therefor. Such notice shall also advise Lessee that there shall be no further notice or grace periods to correct any subsequent breach (es) or default(s) and that any subsequent breach (es) or default(s), of whatever nature, taken with all previous breaches and defaults, shall be considered cumulative and, collectively, shall constitute a condition of noncurable default and grounds for immediate termination of this Agreement. In the event of any such subsequent breach or default, the County may cancel this Agreement upon the giving of written notice of termination to the Lessee, such termination to be effective upon the tenth day following the date of receipt thereof and all payments due hereunder shall be payable to said date, and the Lessee shall have no further rights hereunder.

13.05 Termination by Abandonment: This Agreement shall be automatically terminated upon the abandonment by the Lessee of the Premises or the voluntary discontinuance of operations at the Airport for any period of time exceeding 15 consecutive calendar days, unless such abandonment or discontinuance has been caused by strike, labor disturbance, acts of God, civil disturbance or governmental order that prevents the Lessee’s use of the Premises for the purposes authorized in Article 2 (Use of Premises) hereof. Such termination shall not relieve the Lessee of its rental payment obligation for the remaining term of the agreement nor does it constitute a waiver by the Lessor of its rights to recover damages for rental payments for the remaining term of the agreement and loss of future rentals.

13.06 Actions at Termination:

(A)

The Lessee shall vacate, quit, surrender up and deliver the Premises to the County on or before the termination date of this Agreement, whether by lapse of time or otherwise. The Lessee shall surrender the Premises in the condition required under Article 4.03 (Maintenance and Repairs) herein, reasonable wear and tear accepted. All repairs for which the Lessee is responsible shall be completed prior to surrender. The Lessee shall deliver to the Department all keys to the Premises upon surrender. On or before the termination date of this Agreement, except in the instance of termination pursuant to Article 13.05 (Termination for Abandonment), in which event the Lessee shall be allowed up to five calendar days from date of termination, and provided that the Lessee is not in default in the payment of any rentals, fees or charges required to be paid herein, the Lessee shall remove all of its personal property from the Premises. Any personal property of the Lessee not removed in accordance with this Article may be removed by the Department for storage at the cost of the Lessee. Failure on the part of the Lessee to reclaim its personal property within 30 days from the date of termination shall constitute a gratuitous transfer of title thereof to the County for whatever disposition is deemed to be in the best interest of the County.

(B)

The Lessee shall, at its expense, take all actions required by Federal, State and local laws, regulations or codes to remove from the Premises any hazardous substance or environmental contaminant, whether stored in drums, or found in vats, containers, distribution pipe lines, or the like. All such substances and contaminants shall be removed by the Lessee in a manner approved and authorized by such Federal, State or local laws, regulations or codes.

(C)

If the County advises the Lessee that it has reasonable grounds to believe that any hazardous substance or environmental contaminant has been released within the Premises or into the ground under the Premises, during the term of this Agreement or during the terms of any prior leases between the Lessee and the County for the same or substantially the same Premises, then the Lessee at its expense shall retain an approved environmental consultant to perform whatever environmental assessment may be required to determine the extent of such release. The Lessee shall comply with the recommendations and conclusions, contingent upon County approval, of such consultant regarding environmental cleanup efforts that may be required, and shall comply with any other clean up requirements imposed on the Lessee by Federal, State or local law, regulations or codes.

13.07 Lien Upon Personal Property: In the event of termination for default or upon termination of this Agreement by its term, the County shall have a lien upon all personal property of the Lessee to secure the payment of any unpaid rentals, fees and charges accruing under the terms of this Agreement.

13.08 Right to Show Premises: At any time after the Lessee has been given notice of termination or default, pursuant to this Article 13 (Termination) or other applicable provisions of this Agreement, the County shall have the right to enter on the Premises for the purpose of showing the Premises to prospective tenants or users.

13.09 County Defaults: This Agreement shall be subject to termination by the Lessee in the event of a default by the County in the performance of any covenant or agreement herein required to be performed by the County and the failure of the County to remedy same within a reasonable period of time following receipt of written notice from the Lessee of such default.

13.10 Other Terminations: This Agreement shall be subject to termination by the County or the Lessee in the event of any one or more of the following:

(A)	The permanent abandonment of the Airport.

(B)

The lawful assumption by the United States Government or any authorized agency thereof, of the operation, control or use of the Airport, or any substantial part or parts thereof, in such a manner as to substantially restrict the Lessee from operating therefrom for a period in excess of 90 consecutive days, provided that nothing contained herein shall be deemed to constitute a waiver by the Lessee of any right it may have against the United States to just compensation in the event of any such assumption.

(C)

The issuance by any court of competent jurisdiction of any injunction in any way substantially preventing or restraining the use of the Airport, and the remaining in force of such injunction for a period in excess of 90 days.

ARTICLE 14

Special Conditions

14.01 Quality of Services: The Lessee shall furnish the services required and authorized, pursuant to Article 2 (Use of Premises) hereof, on a good, prompt and efficient basis and on a fair, equal and not unjustly discriminatory basis to all users thereof.

14.02 Nondiscriminatory Prices: The Lessee shall charge fair, reasonable, customary and not unjustly discriminatory prices for each unit of sale or service; provided, however, that the Lessee may make reasonable, customary and nondiscriminatory discounts, rebates or similar types of price reductions to volume purchasers of the Lessee’s services.

14.03 County’s Obligations: The Lessee, in recognition of the County’s obligation, pursuant to Section 22 of Part V of the Federal Aviation Administration’s standard grant assurances, to enforce the provisions of Articles 14.01 (Quality of Service) and 14.02 (Nondiscriminatory Prices) above, agrees that the Department may, from time to time, promulgate standards, methods and procedures for and monitor and test the provision of services hereunder and may require the Lessee to provide copies of schedules of service charges and the bases for discounts, rebates and similar types of price reductions. Should the Department determine that the Lessee is not in compliance with the provisions of Articles 14.01 (Quality of Service) and 14.02 (Nondiscriminatory Prices) above, the first such occurrence shall be considered a curable default, pursuant to Article 13.03 (Other Defaults) hereof, and subsequent occurrence(s) shall be considered a material breach of this Agreement, entitling the County to the remedies provided in this Agreement or by law.

ARTICLE 15

Equal Employment Opportunity, Nondiscrimination and Affirmative Action

15.01 Equal Employment Opportunity: In accordance with Title 14 Code of Federal Regulation (CFR) Part 152 (Affirmative Action Employment Program), the Lessee shall not discriminate against any employee or applicant for employment because of age, sex, race, color, religion, marital status, place of birth or national origin, ancestry, in accordance with the Americans with Disabilities Act, discriminate against any otherwise qualified employees or applicants for employment with disabilities who can perform the essential functions of the job with or without reasonable accommodation. The Lessee shall take affirmative actions’ to ensure that applicants are employed and that employees are treated during their employment without regard to age, sex, race, color, religion, marital status, place of birth or national origin, ancestry, or disability. Such actions include, but not limited to, the following: Employment, upgrading, transfer or demotion, recruitment advertising, layoff or termination, rates of pay or other forms of compensation, selection for training including apprenticeship.

The Lessee agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the County setting forth the provisions of this equal Employment Opportunity clause. The Lessee shall comply with all applicable provisions of the Civil Rights Act of 1964; Executive Order 11246 issued September 24, 1965, as amended by Executive Order 113155, revised Order No. 4 issued December 1, 1951, as amended, and the Americans with Disabilities Act. The Age Discrimination in Employment Act effective June 12, 1968, Executive Order 13166 issued August 11, 2000, Improving Access to Services for persons with Limited English Proficiency (LEP), the rules, regulations and relevant orders of the Secretary of Labor, Florida Statues § 112.041, §112.042, §112.043 and the Miami-Dade County Code, Section 11A1 through 13A1, Articles 3 and 4.

The Lessee shall assign responsibility to one of its officials to develop procedures that will assure that the policies of Equal Employment Opportunity and Affirmative Action are understood and implemented.

15.02 Nondiscriminatory Access to Premises: The Lessee, for itself, its sub-lessees, successors in interest, assigns, and contractors (herein collectively for this Section 15.02 the “Lessee”), as part of the consideration hereof, does hereby covenant and agree that (1) no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subject to discrimination, in, the use of the premises and improvements hereunder, (2) that in the construction of any improvements on, over, or under the Premises hereunder, and the furnishing of services herein or thereon, no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that the lessee will use the Premises and improvements in compliance with all other requirements imposed by or pursuant to the FAA List of Nondiscrimination Acts and Authorities attached hereto as Exhibit R-02.

15.03: Breach of Nondiscrimination Covenants: In the event it has been determined that the Lessee has breached any enforceable nondiscrimination covenants contained in Section 15.01 Equal Employment Opportunity and Section 15.02 Nondiscriminatory Access to premises above, pursuant to the complaint procedures contained in the applicable Federal Regulations, and the Lessee fails to comply with the sanctions and/or remedies which have been prescribed, the County shall have the right to terminate this Agreement pursuant to the Termination of the Agreement section hereof.

15.04 Nondiscrimination: During the performance of this Agreement, the Lessee agrees as follows: The Lessee shall, in all solicitations or advertisements for employees placed by or on behalf of the Lessee, state that all qualified applicants will receive consideration for employment without regard to age, sex, race, color, religion, marital status, place of birth or national origin, ancestry physical handicap or disability. The Lessee shall furnish all information and reports required by Executive Order 11246 issued September 24, 1965, as amended by Executive Order 113155, and by rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to the Lessee books, records, accounts by the County and Compliance Review Agencies for purposes of investigation to ascertain by the compliance with such rules, regulations, and orders. In the event of the Lessee’s noncompliance with the nondiscrimination clauses of this Agreement or with any of the said rules, regulations, and orders, this Agreement may be canceled, terminated, or suspended in whole or in part in accordance with the Termination of Agreement section hereof and the Lessee may be declared ineligible for further contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, as amended by Executive Order 113155 and such sanctions as may be imposed and remedies invoked as provided in Executive Order 113155 and such sanctions as may be imposed and remedies invoked as provided in Executive Order 11246 as amended or by rules, regulations, and orders of the Secretary of Labor, or as otherwise provided by law.

The Lessee will include Section 15.01 Equal Employment Opportunity and Section 15.02 Nondiscriminatory Access to Premises of this Article in the Lessee sub-contracts in excess of $10,000.00, unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246 issued September 24, 1965, as amended by Executive Order 113155, so that such provisions will be binding upon each sub-consultant. The Lessee shall take such action with respect to any sub-contract as the County may direct as a means of enforcing such provisions, including sanctions for noncompliance; provided, however, that in the event the Lessee becomes involved in, or is threatened with, litigation with a sub-consultant as the result of such direction by the County or by the United States, the Lessee may request the United States to enter into such litigation to protect the interests of the United States.

15.05 Disability Nondiscrimination Affidavit: By entering into this Agreement with the County and signing the Disability Nondiscrimination Affidavit, the Lessee attests that this is not in violation of the Americans with Disabilities Act of 1990 (and related Acts) or Miami-Dade County Resolution No. R-385-95. If the Lessee or any owner, subsidiary or other firm affiliated with or related to the Lessee is found by the responsible enforcement officer of the Courts or the County to be in violation of the Act or the Resolution, such violation shall render this Contract terminable in accordance with the Termination of Agreement section hereof. This Contract shall be void if the Lessee submits a false affidavit pursuant to this Resolution or the Lessee violated the Act or the Resolution during the term of this Contract, even if the Lessee was not in violation at the time it submitted its affidavit.

15.06 Affirmative Action/Nondiscrimination of Employment Promotion and Procurement Practices: (County Code Section 2-8.1.5): In accordance with the requirements of County Code Section 2-8.1.5, all firms with annual gross revenues in excess of $5 million seeking to contract with Miami-Dade County shall, as a condition of award, have a written Affirmative Action Plan and Procurement Policy on file with the County’s Department of Procurement Management. Said firms must also submit, as a part of their Lease to be filed with the Clerk of the Board, an appropriately completed and signed Affirmative Action Plan/Procurement Policy Affidavit.

Firms whose Boards of Directors are representative of the population make-up of the nation are exempt from this requirement and must submit, in writing, a detailed listing of their Boards of Directors, showing the race or ethnicity of each board member, to the County’s Department of Procurement Management. Firms claiming exemption must submit, as part of their Lease to be filed with the Clerk of the Board, an appropriately completed and signed Exemption Affidavit in accordance with the County Code Section 2-8.1.5. These submittals shall be subject to periodic reviews to assure that the entities do not discriminate in their employment and procurement practices against minorities and women/owned businesses.

It will be the responsibility of each firm to provide verification of their gross annual revenues to determine the requirement for compliance with the County Code Section. Those firms that do not exceed $5 million annual gross revenues must clearly state so in their Lease.

15.07 Title VI Clauses Applicable to this Agreement:

(A)

The Lessee, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree, as a covenant running with the land, that (1) no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the construction of any improvements on, over, or under such land, and the furnishing of services thereon, no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that the Lessee will use the premises in compliance with all other requirements imposed by or pursuant to the Title VI List of Pertinent Nondiscrimination Acts and Authorities in Article 15.08.

(B)

With respect to licenses, leases, permits, etc., in the event of breach of any of the above Nondiscrimination covenants, the County will have the right to terminate the Lease and to enter, re-enter, and repossess said lands and facilities thereon, and hold the same as if the Lease had never been made or issued.

15.08	Title VI List of Pertinent Nondiscrimination Acts and Authorities:

During the performance of this Lease, the Lessee agrees to comply with the following nondiscrimination statutes and authorities; including but not limited to:

•	Title VI of the Civil Rights Act of 1964 (42 U.S.C. § 2000d et seq., 78 stat. 252), (prohibits discrimination on the basis of race, color, national origin);

•	49 CFR part 21 (Non-discrimination In Federally-Assisted Programs of The Department of Transportation—Effectuation of Title VI of The Civil Rights Act of 1964);

•

The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, (42 U.S.C. § 4601), (prohibits unfair treatment of persons displaced or whose property has been acquired because of Federal or Federal-aid programs and projects);

•	Section 504 of the Rehabilitation Act of 1973, (29 U.S.C. § 794 et seq.), as amended, (prohibits discrimination on the basis of disability); and 49 CFR part 27;

•	The Age Discrimination Act of 1975, as amended, (42 U.S.C. § 6101 et seq.), (prohibits discrimination on the basis of age);

•	Airport and Airway Improvement Act of 1982, (49 USC § 471, Section 47123), as amended, (prohibits discrimination based on race, creed, color, national origin, or sex);

•

The Civil Rights Restoration Act of 1987, (PL 100-209), (Broadened the scope, coverage and applicability of Title VI of the Civil Rights Act of 1964, The Age Discrimination Act of 1975 and Section 504 of the Rehabilitation Act of 1973, by expanding the definition of the terms “programs or activities” to include all of the programs or activities of the Federal-aid recipients, sub-recipients and Lessees, whether such programs or activities are Federally funded or not);

•

Titles II and III of the Americans with Disabilities Act of 1990, which prohibit discrimination on the basis of disability in the operation of public entities, public and private transportation systems, places of public accommodation, and certain testing entities (42 U.S.C. §§ 12131 - 12189) as implemented by Department of Transportation regulations at 49 CFR parts 37 and 38;

•	The Federal Aviation Administration’s Non-discrimination statute (49 U.S.C. § 47123 (prohibits discrimination on the basis of race, color, national origin, and sex);

•

Executive Order 12898, Federal Actions to Address Environmental Justice in Minority Populations and Low-Income Populations, which ensures non-discrimination against minority populations by discouraging programs, policies, and activities with disproportionately high and adverse human health or environmental effects on minority and low-income populations;

•

Executive Order 13166, Improving Access to Services for Persons with Limited English Proficiency, and resulting agency guidance, national origin discrimination includes discrimination because of limited English proficiency (LEP). To ensure compliance with Title VI, Lessee must take reasonable steps to ensure that LEP persons have meaningful access to its programs (70 Fed. Reg. at 74087 to 74100);

•	Title IX of the Education Amendments of 1972, as amended, which prohibits Lessee from discriminating because of sex in education programs or activities (20 U.S.C. 1681 et seq).

ARTICLE 16

Security and Special Provisions

16.01 Security: The Lessee acknowledges and accepts full responsibility for (i) the security and protection of the Premises, any improvements thereon, its equipment and property on the Airport and (ii) all breaches of federal and Lessor security requirements by Lessee’s employees or those persons for whom Lessee has responsibility under Article 16.02, and (iii) control of access to the AOA through the Premises by persons and vehicles. The Lessee fully understands and acknowledges that any security measures deemed necessary by the Lessee for the protection of said Premises, equipment and property shall be the sole responsibility of the Lessee and shall involve no cost to the County. Lessee is responsible for compliance by its employees and all others for whom it is responsible with applicable security requirements relating to access, through Lessee’s Premises or otherwise, to the AOA or any Security Identification Display Area (“SIDA”). All such security measures by the Lessee shall be in accordance with FAR 107, 49 CFR Part 1542 and the Airport Security Plan.

16.02 Security Identification Display Areas Access - Identification Badges: The Lessee shall be responsible for (i) assuring that all of Lessee’s employees, and all employees and persons of entities using the Premises or a SIDA on behalf of Lessee (collectively herein, the “SIDA Users”), have appropriate SIDA Identification Badges and comply with all federal and Lessor security requirements applicable to the Premises and SIDAs, (ii) immediately reporting to MDAD all lost or stolen ID badges of a SIDA User, and (iii) immediately returning the ID badges of any SIDA User that is transferred from the Airport or terminated from the employ of the Lessee or upon termination of this Agreement. Each employee must complete the SIDA training program conducted by the Department, before an ID badge is issued. The Lessee shall pay, or cause to be paid, to the Department any fines or penalties imposed on Lessor for a violation of the security requirements by a SIDA User as well as such nondiscriminatory charges, as may be established from time to time, for lost or stolen ID badges and those not returned to the Department in accordance with this Article. The Department shall have the right to require the Lessee to conduct background investigations and to furnish certain data on such employees before the issuance of ID badges, which data may include the fingerprinting of employee applicants for the badges.

16.03 AOA - Driver Training: Before the Lessee shall permit any employee to operate a motor vehicle of any kind or type on the AOA, the Lessee shall require such employee to attend and successfully complete the AOA Driver Training Course conducted from time to time by the Department. The privilege of a person to operate a motor vehicle on the AOA may be withdrawn by the Department for any violation of AOA driving rules. Notwithstanding the above, the Lessee shall be responsible for ensuring that all such vehicle operators possess current, valid, appropriate Florida driver’s licenses.

16.04 Alcohol and Drug Testing: The Lessee acknowledges that the County, as a public agency sponsor under the provisions of the Airport and Airway Improvement Act of 1982, as amended (the “Act”), has the obligation to establish a drug free workplace and to establish policies and programs to ensure airport safety and security. The Lessee acknowledges that the Department, on behalf of the County, has the right to require users of the Airport (Lessees, Permittees, Licensees, etc.) to establish reasonable programs to further the achievement of the objectives described herein. Accordingly, the Lessee shall establish programs for pre-employment alcohol and drug screening for all candidates for employment at the Airport who will as a part of their duties (a) be present on the AOA; (b) operate a motor vehicle of any type on the AOA; or (c) operate any equipment, motorized or not, on the AOA and for the same or similar screening based upon a reasonable suspicion that an employee, while on duty on the AOA, may be under the influence of alcohol or drugs. Notwithstanding the above, the Lessee specifically acknowledges that the County, acting through the Department, has the right and obligation to deny access to the AOA and to withdraw AOA driving privileges from any person who it has a reasonable suspicion to believe is under the influence of alcohol or drugs.

16.05 Drug-Free Workplace Default: The Lessee acknowledges it has provided to the County a Drug-Free Workplace Affidavit certifying that it is providing a drug-free workplace for its employees, as required by County Ordinance No. 92-15, adopted on March 17, 1992 as amended from time to time (“Ordinance”). Based on the provisions of said Ordinance, the County shall have the right, upon 30 days written notice to the Lessee, to terminate this Agreement in the event the Lessee fails to provide, as of each anniversary of the effective date of this Agreement, the annual re-certification affidavit as required by the Ordinance; provided, however, that such termination shall not be effective if the Lessee submits the required Affidavit within the notice period.

Further, this Agreement shall be terminated upon not less than fifteen calendar days written notice to the Lessee and without liability to the County, if the Department or the County Manager determines any of the following:

(A)	That the Lessee has made a false certification in its execution of the Affidavit submitted or in its annual re-certification as required by the Ordinance;

(B)	That the Lessee has violated its original or renewal certification by failing to carry out any of the specific requirements of the Ordinance, other than the annual re-certification; or

(C)

That such a number of employees of the Lessee have been convicted of violations occurring in its workplace(s) as to indicate that the Lessee has failed to make a good faith effort to provide a drug-free workplace as required by the Ordinance.

16.06 Special Programs: The Lessee shall ensure that all employees so required participate in such safety, security and other training and instructional programs, as the Department or appropriate Federal agencies may from time to time require.

16.07 Vehicle Permit and Company Identification: Motor vehicles and equipment of the Lessee operating on the AOA must have an official motor vehicle identification permit issued pursuant to Operational Directives of the Department. In addition, company identification must be conspicuously displayed thereon.

16.08 Federal Agencies Right to Consent: The Lessee understands and agrees that all persons entering and working in or around arriving international aircraft and facilities used by the various Federal Inspection Services agencies may be subject to the consent and approval of such agencies. Persons not approved or consented to by the Federal Inspection Services agencies shall not be employed by the Lessee in areas under the jurisdiction or control of such federal inspection agencies.

16.09 AOA - Right to Search: The Lessee agrees that its vehicles, cargo, goods and other personal property are subject to being searched when attempting to enter or leave and while on the AOA. The Lessee further agrees that it shall not authorize any employee or agent to enter the AOA unless and until such employee or agent has executed a written consent-to-search form acceptable to the Department. Persons not executing such consent-to-search form shall not be employed by the Lessee at the Airport, in any job requiring access to the AOA.

It is further agreed that the Department has the right to prohibit an individual, agent or employee of the Lessee from entering the AOA based upon facts which would lead a person of reasonable prudence to believe that such individual might be inclined to engage in theft, cargo tampering, aircraft sabotage or other unlawful activities. Any person denied access to the AOA or whose prior authorization has been revoked or suspended on such grounds shall be entitled to a hearing before the Director of the Department or his authorized designee within a reasonable time. Prior to such hearing, the person denied access to the AOA shall be advised, in writing, of the reasons for such denial.

The Lessee acknowledges and understands that these provisions are for the protection of all users of the AOA and are intended to reduce the incidence of thefts, cargo tampering, aircraft sabotage and other unlawful activities at the Airport.

16.10 Right of Flight: There is hereby reserved to the County, its successors and assigns, for the use and benefit of the County and the public, a right of flight for the passage of aircraft in the air space above the surface of the premises herein leased, together with the right to cause in said air space such noise as may be inherent in the operation of aircraft, now known or hereafter used for navigation of or flight in the air, using said air space for landing at, taking off from or operating on Miami International Airport.

16.11 Height Restrictions: The Lessee expressly agrees for itself, its successors and assigns, to restrict the height of structures, objects of natural growth and other obstructions on the leased premises to such a height so as to comply with Federal Aviation Regulations, Part 77 and with the Code of Miami-Dade County, whichever is more restrictive.

ARTICLE 17

Control of Employees

17.01 Control of Employees: Lessee shall properly control the actions of its employees at all times that said employees are working on the Airport, ensuring that they present a neat appearance and discharge their duties in a courteous and efficient manner and that they maintain a high standard of service to the public.

17.02 Lessee’s Responsibility for Employee’s Violations: In the event the Lessee is in default of the covenants of Article 17.01 (Control of Employees) for failure to properly control its employees or by permitting its employees to improperly use the facilities by the County, the Department shall have the right to require the Lessee to conduct an investigation into any claimed violation of the covenants; if such investigation substantiates a violation, Lessee agrees to administer the appropriate discipline up to and including discharge of the offending employee.

ARTICLE 18

Civil Actions

18.01 Governing Law; Venue: This Agreement shall be governed and construed in accordance with the laws of the State of Florida. The venue of any action on this Agreement shall be laid in Miami-Dade County, Florida, and any action to determine the rights or obligations of the parties hereto shall be brought in the courts of the State of Florida.

18.02 Notice of Commencement of Civil Action: In the event that the County or the Lessee commence a civil action where such action is based in whole or in part on an alleged breach of this Agreement, the County and the Lessee agree the service of process shall be made pursuant to the rules of Civil Procedure in the court in which the action has been filed.

18.03 Registered Office/Agent; Jurisdiction: Notwithstanding the provisions of Article 18.02 (Notice of Commencement of Civil Action), and in addition thereto, the Lessee, if a corporation, shall designate a registered office and a registered agent, as required by Section 48.091, Florida Statutes, such designations to be filed with the Florida Department of State in accordance with Section 607.0501, Florida Statutes. If the Lessee is a natural person, he and his personal representative hereby submit themselves to the jurisdiction of the Courts of this State for any cause of action based in whole or in part on an alleged breach of this Agreement.

ARTICLE 19

Trust Agreement

19.01 Incorporation of Trust Agreement by Reference: Notwithstanding any of the terms, provisions and conditions of this Agreement, it is understood and agreed by the parties hereto that, to the extent of any inconsistency with or ambiguity relating to the terms and conditions of this Agreement, and the level of rents, fees or charges required hereunder and their periodic modification or adjustment as may be required by the Amended and Restated Trust Agreement dated as of December 15, 2002, by and among the County and the JP Morgan Chase Bank as Trustee and the Wachovia Bank, National Association as Co-trustee (the “Trust Agreement”), shall prevail and govern at all times during the term of this Agreement. Copies of the Trust Agreement are available for inspection in the offices of the Department during normal working hours.

19.02 Adjustment of Terms and Conditions: If, at any time during the term of this Agreement, a Federal agency or court of competent jurisdiction shall determine that any of the terms and conditions of this Agreement, including the rentals, fees and charges required to be paid hereunder to the County by the Lessee or by other Lessees under other Agreements of the County for the lease or use of facilities used for similar purposes, are unjustly discriminatory, the County shall have the right to modify such terms and conditions and to increase or otherwise adjust the rentals, fees and charges required to be paid under this Agreement in such a manner as the County shall determine is necessary and reasonable so that the rentals, fees and charges payable by the Lessee and others shall not thereafter be unjustly discriminatory to any user of like facilities and shall not result in any violation of the Trust Agreement or in any deficiency in revenues necessary to comply with the covenants of the Trust Agreement. In the event the County has modified the terms and conditions of this Agreement, including any adjustment of the rentals, fees and charges required to be paid to the County pursuant to this provision, this Agreement shall be amended to incorporate such modification of the terms and conditions including the adjustment of rentals, fees and charges upon the issuance of written notice from the Department to the Lessee.

19.03 Lessee Right to Terminate: In the event the terms and conditions of this Agreement, including the rentals, fees and charges payable hereunder, have been substantially modified pursuant to Article 19.02 (Adjustment of Terms and Conditions) above, the Lessee, at any time within one year following the effective date of such modification may terminate this Agreement by giving ninety days written notice to the County, without liability by any party to any other party.

ARTICLE 20

Other Provisions

20.01 No Representation: The County makes no representation, warranty, guarantee, or averment of any nature whatsoever concerning the physical condition of the Premises, and it is agreed that the County will not be responsible for any loss, damage or costs which may be incurred by the Lessee by reason of any such physical condition, except as to costs agreed to be reimbursed by County under Article 5.03.

20.02 Headings: Any headings preceding the text of any articles, paragraphs or sections of this Agreement shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

20.03 Interference: The Lessee further expressly agrees to prevent any use of the Premises which would interfere with or adversely affect the operation or maintenance of the Airport or otherwise constitute an airport hazard.

20.04 Authorized Uses Only: The Lessee shall not use or permit the use of the Airport for any illegal or unauthorized purpose or for any purpose which would increase the premium rates paid by the County on, or invalidate, any insurance policies of the County or any policies of insurance written on behalf of the Lessee under this Agreement.

20.05 Binding Effect: The terms, conditions and covenants of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. This provision shall not constitute a waiver of any conditions prohibiting assignment or subletting.

20.06 Federal Subordination: This Agreement shall be subordinate to the provisions of any existing or future agreements between the County and the United States of America relative to the operation and maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the expenditure of Federal funds for the development of the Airport. All provisions of this Agreement shall be subordinate to the right of the United States of America to lease or otherwise assume control over the Airport, or any part thereof, during time of war or national emergency for military or naval use and any provisions of this Agreement inconsistent with the provisions of such lease to, or assumption of control by, the United States of America shall be suspended.

20.07 Notices: All notices required or permitted to be given under the terms and provisions of this Agreement by either party to the other shall be in writing and shall be hand delivered or sent by registered or certified mail, return receipt requested, to the parties as follows:

As to the County or Aviation Department:

Director

Miami-Dade County Aviation Department

Post Office Box 025504

Miami, Florida 33152-5504

As to the Lessee:

President:

Global Crossing Airlines LLC

600 Brickell Avenue, 19th Floor

Miami, FL 33131

or to such other address as may hereafter be provided by the parties in writing. Notices by registered or certified mail shall be deemed received on the delivery date indicated by the U.S. Postal Service on the return receipt. Hand delivered notices shall be deemed received by the Lessee when presented to the local management representative of the Lessee.

20.08 Rights Reserved: Rights not specifically granted the Lessee by this Agreement are reserved to the County.

20.09 Rights of County at Airport: The County shall have the absolute right, without limitation, to make any repairs, alterations and additions to any structures and facilities at the Airport. The County shall, in the exercise of such right, be free from any and all liability to the Lessee for business damages occasioned during the making of such repairs, alterations and additions, except those occasioned by the sole active negligence of the County, its employees, or agents.

20.10 Rights to be Exercised by Department: Wherever in this Agreement rights are reserved to the County, such rights may be exercised by the Department.

20.11 No Waiver: There shall be no waiver of the right of either party to demand strict performance of any of the provisions, terms and covenants of this Agreement nor shall there be any waiver of any breach, default or non-performance hereof by either party, unless such waiver is explicitly made in writing by the other party. Any previous waiver or course of dealing shall not affect the right of either party to demand strict performance of the provisions, terms and covenants of this Agreement with respect to any subsequent event or occurrence of any subsequent breach, default or non-performance hereof by the other party.

20.12 Right to Regulate: Nothing in this Agreement shall be construed to waive or limit the governmental authority of the County, as a political subdivision of the State of Florida, to regulate the Lessee or its operations. Notwithstanding any provision of this Agreement, nothing herein shall bind or obligate the County, the Zoning Appeals Board, the Building and Zoning Department (as it may be renamed from time to time), the Planning Department, or any department, board or agency of the County, to agree to any specific request of the Lessee that is related in any way to the regulatory or quasi-judicial power of the County; and the County shall be released and held harmless by the Lessee from any liability, responsibility, claims, consequential damages or other damages, or losses resulting from the denial or withholding of such requests; provided, however, that this provision shall not preclude any appeal from County action wherein the sole remedy sought is reversible of the County’s action or injunctive relief; nor shall it preclude any action based on the County’s bad faith, capricious behavior or arbitrary action.

20.13 Severability: If any provision of this Agreement or the application thereof to either party to this Agreement is held invalid by a court of competent jurisdiction, such invalidity shall not affect other provisions of this Agreement which can be given effect without the invalid provision, and to this end, the provisions of this Agreement are severable.

20.14 Inspections: The authorized employees and representatives of the County and of any applicable Federal or State agency having jurisdiction hereof shall have the right of access to the Premises at all reasonable times for the purposes of inspection and testing to determine compliance with the provisions of this Agreement. This right of inspection and testing shall impose no duty on the County to inspect and shall impart no liability upon the County should it not make any such inspections.

20.15 Payment of Taxes: The Lessee shall pay all taxes and other costs lawfully assessed against its leasehold interests in the Premises, its improvements and its operations under this Agreement; provided, however, the Lessee shall not be deemed to be in default of its obligations hereunder for failure to pay such taxes pending the outcome of any legal proceedings instituted to determine the validity of such taxes. Failure to pay the taxes upon the adverse ultimate conclusion of such legal proceedings against the Lessee shall constitute a default pursuant to Article 13.03 (Other Defaults).

20.16 Quiet Enjoyment: The Lessee shall control the actions of its employees, agents, invitees and those doing business with it, so as to not annoy, disturb or be offensive to others and to provide the service hereunder so as to not unreasonably create a nuisance or thing which may disturb the quiet enjoyment of any other users of the Airport.

20.17 Radon Disclosure: In accordance with Section 404.056, Florida Statutes, the following disclosure is hereby made:

Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

20.18 Force Majeure: The terms and conditions of the Agreement (with the exception of the obligation of the Lessee to pay the amounts required by the terms of this Agreement) shall be subject to “Force Majeure”. Neither the County nor the Lessee shall be considered in default in the performance of its obligations hereunder, if such performance is prevented or delayed because of unforeseen circumstances due to war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, fire, wind, flood, hurricane, tornado, lightning, wind damage, or because of any law, order, proclamation, regulation or ordinance of any government or of any subdivision thereof because of any act of god or any other cause whether of similar or dissimilar nature beyond the reasonable control of the party affected, provided that notice of such force majeure is given by the affected party to the other within ten (10) days of the beginning of said force majeure. Should one or both of the parties be prevented from fulfilling their contractual obligation by a state of force majeure lasting continuously for a period of six (6) months, the parties shall consult with each other regarding the implementation of the Agreement. Notwithstanding the foregoing, the prevention or delay of performance caused by the coronavirus disease 2019 (COVID-19) shall in no way be deemed by Lessee as a condition subject to Force Majeure.

20.19 Destruction of Premises: In the event the Premises shall be destroyed or so damaged or injured by fire, windstorm, flood or other casualty (and in each such event the Lessee was not at fault in whole or in part) during the life of this Agreement that the Premises or any portion thereof are rendered untenantable, the County shall have the right, but not the obligation, to render said Premises or damaged portion thereof tenantable by repairs completed within a reasonable period of time.

(A)

Total Destruction: In the event the County elects not to render the Premises tenantable, if destroyed or damaged in their entirety, the Lessee shall be so notified in writing by the Department, and this Agreement shall be deemed terminated as of the date of the casualty, with the Lessee being liable only for payment of rentals on a pro rata basis as to whatever portion(s) of the Premises which were tenantable and used by the Lessee following the casualty. In such event, the Department shall endeavor to find adequate replacement premises for the Lessee in existing facilities on the Airport.

(B)

If the damaged portion of the Premises is not rendered tenantable by the County within a reasonable period of time, and the Lessee shall determine that: 1) the loss of the damaged portion of the Premises shall have a materially adverse impact on the ability of the Lessee to utilize the Premises for the purposes described in Article 2; or 2) would require the Lessee to obtain other space off the Premises in order to substantially conduct the operations of the Lessee originally conducted within the Premises, then, in either such event, upon written notice to the County, the Lessee may cancel this Agreement as of a date which shall be not later than one year from the giving of such notice, if the repairs are not completed within 90 days following such written notice of intent to cancel, or if the repairs cannot be reasonably completed within such 90-day period the County has not commenced repairs within such time. In the event of cancellation, the rent for the untenantable portion of the Premises shall be paid only to the date of such fire, windstorm, flood, or other casualty. If the Agreement is not canceled following any such casualty, the rent shall be abated as to the portion of the Premises rendered untenantable. If the casualty was caused in whole or in part by the Lessee, its officers, employees, agents, contractors or Trespassers, then the Lessee shall not have the right to terminate this Agreement and shall be responsible under other provisions of this Agreement for payment to the County of all damage to the Premises, plus the loss of rentals attributable to the damaged or destroyed premises.

20.20 Quiet Enjoyment: Subject to the terms of this Agreement, specifically including, but not limited to, environmental remediation steps to be taken under Article 8, the County’s right and obligation to make certain repairs, alterations, and additions under Articles 5 (Maintenance by County) and 20.09 (Rights of County at Airport), which, for purposes of this clause, includes any and all demolition, in whole or in part, of buildings and runways, and roadway systems on or off the Airport, and the reservation of easement rights to the airspace under Article 16.10 (Right of Flight), all of which provisions and others in this Agreement, the Lessee acknowledges may cause disruption and disturbance to the Lessee, and upon the observance by the Lessee of all the terms, provisions, covenants, and conditions imposed upon the Lessee hereunder, the Lessee shall peaceably and quietly hold and enjoy the Premises for the term of this Agreement; provided, however, that the County shall not be liable for any violation of this clause or for any disturbance or disruption in or to the Lessee’s business, for acts or omissions of tenants, users of the Airport, third parties or when any department or agency of the County is acting in its governmental capacity or by Acts of God.

20.21 Interpretation of Agreement: This Agreement is the result of negotiation between the parties hereto and has been typed/printed by one party for the convenience of both parties, and the parties covenant that this Agreement shall not be construed in favor of or against any of the parties hereto.

20.22 Entirety of Agreement: The parties hereto agree that this Agreement sets forth the entire agreement between the parties, and there are no promises or understandings other than those stated herein. None of the provisions, terms and conditions contained in this Agreement may be added to, modified, superseded or otherwise altered, except as may be specifically authorized herein or by written instrument executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their appropriate officials as of the date first above written.

BOARD OF COUNTY COMMISSIONERS OF MIAMI-DADE COUNTY, FLORIDA

Date: 12/1/21

By: K. A. Pyatt
Deputy Aviation Director

ATTEST: Harvey Ruvin, Clerk

Date: 12/20/21

By: Olga Valverde
Deputy Clerk

(SEAL)

COUNTY COMMISSIONERS MIAMI-DADE COUNTY FLORIDA

LESSEE: Global Crossing Airlines, LLC.

Date: Oct. 29, 2021

By: [signature]
President

EDWARD J WEGEL
Print Name

Approved as to form
and Legal Sufficiency

[signature]
Assistant County Attorney

Date 11/12/21

ATTEST:

Ryan Matthew Spellman
Corporate Secretary

[signature]
Print Name

(SEAL)

NOTARY PUBLIC STATE OF FLORIDA
Notary Public State of Florida
Ryan Matthew Spellman
My Commission HH 138886
Expires 06/06/2025

BOARD OF COUNTY COMMISSIONERS OF MIAMI-DADE COUNTY, FLORIDA Date: 12/1/21 By: Deputy Aviation Director Date: 12/20/21 ATTEST: Harvey Ruvin, Clerk By: LESSEE: Global Crossing Airlines, LLC. Date: Oct. 29, 2021 Approved as to form By: President Print Name Assistant County Attorney ATTEST: Corporate Secretary Print Name

(ARTICLE 8.08)

Pursuant to Section 8.08, the tenant intends to use the following hazardous materials in the operations within their leasehold, which are subject to approval from the Miami-Dade Aviation Department (MDAD). Note this exhibit, including MDAD’s approval, shall be part of the final Lease Agreement documentation.

PRODUCT NAME

•	NAME OF MANUFACTURER

•	CHEMICAL ABSTRACTS SERVICE (CAS) REGISTRY NUMBER (IF AVAILABLE) FOR EACH HAZARDOUS INGREDIENT IN THE PRODUCT

MDAD APPROVAL (CIVIL ENVIRONMENTAL ENGINEERING DIVISION)

EXHIBIT – K-13

(ARTICLE 8.13: Periodic Environmental Audits)

Miami-Dade Aviation Department

Civil Environmental Engineering Division

TENANT AUDIT SUMMARY MINIMUM REQUIREMENTS

Environmental Compliance Audit:

The audits shall conform with the most current ASTM standard E-2107. At a minimum the audit scope shall include the areas listed below, detailed visual inspection of the tenant leasehold and operations; a review of documents made available by the facility; interviews with knowledgeable site representatives; the completion of a detailed compliance audit questionnaire; photographic documentation of selected site conditions; and any follow-up visits.

Areas of Concern:

•	Environmental Management Systems

•	Air Emissions

•	Asbestos and Polychlorinated Biphenyls (PCBs)

•	Hazardous Materials and Waste

•	Oil Pollution Management

•	Pesticides

•	Solid Waste

•	Storage Tanks

•	Water Supply and Wastewater

Documentation:

•	Permits, Licenses, Certifications, etc.

•	All regulatory activities by any environmental agency.

•	Standard Operating Procedures (SOPs)

•	Best Management Practices (BMPs)

•	Emergency Response (spills, etc.)

•	SPCC Plan, if required

•	Dangerous Goods

•	Employees Training Programs and Records.

EXHIBIT R-02

FAA List of non-discrimination federal statutes

(ARTICLE 15.02)

A6.3.6	Title VI List of Pertinent Nondiscrimination Acts and Authorities

Title VI List of Pertinent Nondiscrimination Acts and Authorities

During the performance of this contract, the contractor, for itself, its assignees, and successors in interest (hereinafter referred to as the “contractor”) agrees to comply with the following non-discrimination statutes and authorities; including but not limited to:

•	Title VI of the Civil Rights Act of 1964 (42 U.S.C. § 2000d et seq., 78 stat. 252), (prohibits discrimination on the basis of race, color, national origin);

•	49 CFR part 21 (Non-discrimination In Federally-Assisted Programs of The Department of Transportation—Effectuation of Title VI of The Civil Rights Act of 1964);

•

The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, (42 U.S.C. § 4601), (prohibits unfair treatment of persons displaced or whose property has been acquired because of Federal or Federal-aid programs and projects);

•	Section 504 of the Rehabilitation Act of 1973, (29 U.S.C. § 794 et seq.), as amended, (prohibits discrimination on the basis of disability); and 49 CFR part 27;

•	The Age Discrimination Act of 1975, as amended, (42 U.S.C. § 6101 et seq.), (prohibits discrimination on the basis of age);

•	Airport and Airway Improvement Act of 1982, (49 USC § 471, Section 47123), as amended, (prohibits discrimination based on race, creed, color, national origin, or sex);

•

The Civil Rights Restoration Act of 1987, (PL 100-209), (Broadened the scope, coverage and applicability of Title VI of the Civil Rights Act of 1964, The Age Discrimination Act of 1975 and Section 504 of the Rehabilitation Act of 1973, by expanding the definition of the terms “programs or activities” to include all of the programs or activities of the Federal-aid recipients, sub-recipients and contractors, whether such programs or activities are Federally funded or not);

•

Titles II and III of the Americans with Disabilities Act of 1990, which prohibit discrimination on the basis of disability in the operation of public entities, public and private transportation systems, places of public accommodation, and certain testing entities (42 U.S.C. §§ 12131 - 12189) as implemented by Department of Transportation regulations at 49 CFR parts 37 and 38;

•	The Federal Aviation Administration’s Non-discrimination statute (49 U.S.C. § 47123) (prohibits discrimination on the basis of race, color, national origin, and sex);

•

Executive Order 12898, Federal Actions to Address Environmental Justice in Minority Populations and Low-Income Populations, which ensures non-discrimination against minority populations by discouraging programs, policies, and activities with disproportionately high and adverse human health or environmental effects on minority and low-income populations;

•

Executive Order 13166, Improving Access to Services for Persons with Limited English Proficiency, and resulting agency guidance, national origin discrimination includes discrimination because of limited English proficiency (LEP). To ensure compliance with Title VI, you must take reasonable steps to ensure that LEP persons have meaningful access to your programs (70 Fed. Reg. at 74087 to 74100);

•	Title IX of the Education Amendments of 1972, as amended, which prohibits you from discriminating because of sex in education programs or activities (20 U.S.C. 1681 et seq).

Required Contact Provisions	Issued on January 29, 2016	Page 23
AIP Grants and Obligated Sponsors	Airports (ARP)

ID#8919471
249 S.F.
ID#8919473
638 S.F.
ID#8919473b
346 S.F.
ID#8919475
1,147 S.F.
ID#8919477
1,029 S.F.
ID#8919470
9,902 S.F.
BUILDING & ZONING
CONTRACTS ADMINISTRATION
ELEVATORS
LOBBY
400
N
KEY MAP

BLDG.# 919 - Fourth Floor

CODE:	SPACE CLASS	SQ. FT.
[shaded]	A/C Office space	13,311
		13,311

MIAMI DADE
AVIATION DEPARTMENT
MIAMI INTERNATIONAL AIRPORT

EXHIBIT D

GLOBAL CROSSING AIRLINES INC

BLDG.# 919—Fourth Floor key map Q CODE: SPACE CLASS SQ. FT. MIAMI DADE 13,311 AVIATION DEPARTMENT A/C Office space 13,311 MIAMI INTERNATIONAL AIRPORT EXHIBIT D GLOBAL CROSSING

5A
ID#89191106
2,234 S.F.
ID#149191105
822 S.F.
RECEPTION
100
LOADING DOCK
105
MECHANICAL RM.
101
CORRIDOR
RAMP
KEY MAP
N

BLDG.# 919 - First Floor

CODE:	SPACE CLASS	SQ. FT.
(dotted fill)	A/C Office space	2,234
(hatched fill)	Loading Platform space	822
		3,056

MIAMI DADE
AVIATION DEPARTMENT
MIAMI INTERNATIONAL AIRPORT

EXHIBIT A

GLOBAL CROSSING AIRLINES INC

3,311 AIRLINES INC
SCALE: 1/32” = 1-0” FILE#: 8436 DATE: 11/01/2021
D#89191106
2,234 S.F
| 822S.F.
BLDG.# 519—First Floor
CODE: SPACE CLASS SQ. FT. MIAMI DADE
A/C Office space 2 234 AVIATION DEPARTMENT
MI INTERNATIONAL AIRPORT
Loading Platform space 822
EXHIBIT A
GLOBAL CROSSING
3,056 AIRLINES INC
SCALE: 1/32” =1-0” FILE#: 14994 DATE: 11/01/2021

ID#22-27S11
3,000 S.F.
Perimeter Road
N
KEY MAP
Airfield All

CODE:	SPACE CLASS	SQ. FT.
	Airside Vehicular Pavement	3,000
		3,000

MIAMI DADE
AVIATION DEPARTMENT
MIAMI INTERNATIONAL AIRPORT

EXHIBIT P

GLOBAL CROSSING AIRLINES INC

ID#22-27S11
Airfield Al
CODE: SPACE CLASS SQ. FT. MIAMI DADE
sisraei 3 000 AVIATION DEPARTMENT
AlrSide Vehlcuiar Pavemeni 3,000 MIAMI INTERNATIONAL AIRPORT
EXHIBIT P
GLOBAL CROSSING
3000 AIRLINES INC
SCALE: N.T.S. FILE#: 15179 DATE: 11/01/2021

ID#8918440
3,832 S.F.
414
412
410
405
404

BLDG.# 918 - Fourth Floor

KEY MAP

CODE:	SPACE CLASS	SQ. FT.
(shaded)	A/C Office space	3,832
		3,832

MIAMI DADE
AVIATION DEPARTMENT
MIAMI INTERNATIONAL AIRPORT

EXHIBIT D

GLOBAL CROSSING AIRLINES INC

BLDG.# 918—Fourth Floor
CODE: SPACE CLASS SQ. FT. MIAMI DADE
3 832 AVIATION DEPARTMENT
ZZz| A/C Office space 3,832 MIAMI INTERNATIONAL AIRPORT
EXHIBIT D
GLOBAL CROSSING
3,832 AIRLINES INC
SCALE: 1/32” = 1’-0” FILE#: 15505 DATE: 11/01/2021

EXHIBIT Y

MIAMI-DADE COUNTY, FLORIDA	AVIATION DEPARTMENT – FACILITIES DIVISION

TENANT AIRPORT CONSTRUCTION NON-REIMBURSABLE (TAC-N) PROJECTS

PURPOSE

To provide details for the initiation and management of a Tenant Airport Construction Program non-reimbursable project.

DEFINITIONS
FAA	Federal Aviation Administration
A/E	Tenant’s State Registered Architect or Engineer responsible for the design of the project.
BCC	Board of County Commissioners
GSA	General Services Administration
MARC	Miscellaneous Asbestos Recovery Contract
MCC/TAC	Miscellaneous Construction Contract/Tenant Airport Construction
MDAD	Miami Dade Airport Aviation
NTP	Notice to Proceed
PM	Project Manager
TAC-N	Tenant Airport Construction Non-Reimbursable Project
Tenant	Business Partner, Lessee

GENERAL INFORMATION

Summary of Department Process for Design and Construction of TAC-N Projects

When an airport tenant wishes to improve or expand a leasehold area, the tenant must contact the MDAD Manager, Properties and Commercial Operations to discuss the proposed improvement or expansion. The Manager, Properties and Commercial Operations or designee determines whether the proposed design and construction will be a reimbursable or a non-reimbursable project.

If the determination is that the proposed design and construction are non-reimbursable, the tenant must submit a letter to MDAD requesting approval to design and construct the project, detailing the proposed construction and providing a proposed schedule and cost estimate.

The Manager, Properties and Commercial Operations or designee prepares a Quick Check Form and forwards it to the MDAD Manager, Planning, the MDAD Design Chief, the MDAD Manager, Maintenance Engineering, the MDAD Manager, Terminal Facilities, and others as appropriate, for review and approval. The following documents, at a minimum, are attached to the form:

•	Tenant’s Letter to MDAD requesting MDAD to approve the project shall include the following attachments:

•	Conceptual drawings/sketches

•	Completed Tenant Project Information Sheet providing the following information:

•	Project Name

•	Scope of Work (project description)

•	Project Cost (tenant’s estimate) broken down between design and construction

•	Tenant’s Name and Contact Person’s name and telephone numbers

•	A/E of Record Name and Contact Person’s name and telephone numbers

•	Contractor Name and Contact Person’s name and telephone numbers

•	Verification that the Tenant has been instructed on insurance responsibilities and MDAD TAC-N procedures and requirements

FD0-111-P 9/02 (Revised 7/19)	Page 1 of 6

EXHIBIT Y

MIAMI-DADE COUNTY, FLORIDA	AVIATION DEPARTMENT – FACILITIES DIVISION

The Manager, Planning ensures that the project is assigned a Project Number in accordance with Facilities Division Procedure FD1-020.

If the listed Managers or designees approve the Quick Check Form and the project does not require approval by the Miami-Dade Board of County Commissioners (BCC), the Manager, Properties and Commercial Operations issues a Concept Approval Letter to the tenant, advising the tenant to proceed with the project and addressing compliance with the MDAD Design Guidelines as applicable and compliance with the TAC-N design and construction procedures. The Manager, Properties and Commercial Operations forwards copies of the letter to the Assistant Aviation Director, Facilities Development, the Manager, Planning, and the MCC/TAC Chief, copying all attachments to the MCC/TAC Chief.

If the project requires approval by the Miami-Dade Board of County Commissioners (BCC), the Manager, Properties and Commercial Operations prepares the necessary documentation for presentation to the BCC requesting an amendment to the existing lease and to authorize the project.

Upon approval by the BCC, the Manager, Properties and Commercial Operations will send a letter, attaching copies of the executed lease amendment, the County Manager’s memorandum, and the BCC resolution to the tenant advising the tenant to proceed with the project in accordance with the terms of the lease as approved by the BCC. The letter will constitute the Hand Off to the Facilities Division.

PROCEDURES for DESIGN and CONSTRUCTION

Upon receipt of the copy of the letter from Properties to the tenant, the MCC/TAC Chief shall prepare a New Project Memorandum providing details and requirements of the project and designating a TAC-N Project Manager.

1.	The TAC-N Project Manager shall contact the tenant to review the design and construction process.

2.	It is the responsibility of the tenant through its Architect/Engineer (A/E) and/or Contractor to:

•	Obtain copies of relevant as-built drawings from MDAD Technical Support Division (305-876-7057)

•

Verify field conditions, including but not limited to electrical, mechanical, HVAC, plumbing, water, sewer, structural, and connecting points for all utilities, HVAC, fire protection, and smoke evacuation systems.

•

Ensure that if the project is located at the MIA Terminal Complex, the design is in compliance with the MDAD Design Guidelines Manual (found at www.miami-airport.com). Exception: projects in the cargo areas and at the General Aviation Airports need only meet civil work Design Guidelines or as noted as per the terms of the lease.

•	Obtain an MDAD Miscellaneous Asbestos Recovery Contract Status Report for the project from MDAD Environmental Engineering Division (305-876-8326).

•	Coordinate schedules and locations for material deliveries to MIA with MDAD Landside Operations Division (305-876-7086).

•	Coordinate schedules and construction activities at MIA with MDAD Terminal Operations Division (305-876-7082).

•	Coordinate airside access at MIA with MDAD Airside Operations Division (305-876-7482).

•	Coordinate MIA identification badging and security orientation requirements with MDAD Safety and Security Operations Division (306-876-4028).

•	Coordinate utility information and issues, including shutdown procedures, with MDAD Maintenance Engineering (305-876-7477).

FD0-111-P 9/02 (Revised 7/19)	Page 2 of 6

EXHIBIT Y

MIAMI-DADE COUNTY, FLORIDA	AVIATION DEPARTMENT – FACILITIES DIVISION

•

Coordinate requirements and specific procedures for obtaining Miami-Dade Department of Environmental Resources Management (DERM) and Florida Department of Environmental Protection (DEP) permits and for dewatering, excavating, trenching, stockpiling, maintenance and disposal of contaminated material activities with the MDAD Environment and Airport Engineering Division (305-869-1063).

•	Each sheet of the construction plans shall be identified with a title box that includes the following information:

PROPERTY OWNER: MIAMI-DADE AVIATION DEPARTMENT
ADDRESS: P O. BOX 592075, MIAMI, FLORIDA 33159-2075
TAC-N PROJECT MANAGER:
TAC-N PROJECT MANAGER PHONE: FAX No.
PROJECT OWNER/LESSEE:
ADDRESS:
TENANT PROJECT MANAGER:
TENANT PROJECT MANAGER
PHONE: FAX No.

3.	The TAC-N Project Manager shall determine at what design phase how many sets of construction documents shall be submitted for review.

4.	The tenant or its A/E shall submit the required number of sets of documents to the TAC-N Project Manager.

5.

The TAC-N Project Manager shall forward document sets to pre-determined reviewers. The documents shall be attached to a TAC-N Design Review Memorandum (Facilities Division Form FD3-061). The memorandum shall identify at what percent completion the drawings are and by what date review comments must be returned.

6.

Concurrently to sending the review package the TAC-N Project Manager shall forward by email to the reviewers Chief a Design Review Transmittal (Facilities Division Form FD3-009), notifying them of the review process.

7.

The TAC-N Project Manager shall submit the sets of Construction Documents to Consultants and MDAD staff for in-house Design Review. This process has a duration of fourteen (14) calendar days. The Reviewers will fax any issues/comments directly to the tenants’ A/E of Record and to the TAC—N Project manager within (14) calendar days of receipt of the plans. The tenant or tenants’ A/E shall confirm receipt of all Review Comments with the TAC-N Project Manager.

8.	The TAC-N Project Manager shall ensure that comments and issues introduced by reviewers are discussed and resolved.

9.

The tenant must submit for back-check, three sets of 100% construction documents with all reviewer- required changes incorporated. One of these sets must have the A/E of Record’s signature and seal on every design sheet.

10.

The 100% construction drawings submitted for back-check must be accompanied with notarized letter to the TAC-N Project Manager on the A/E’s company’s letterhead requesting a TAC-N Letter of Concurrence to be provided to the tenant (Facilities Division Form FD5-017). The A/E’s letter must contain the following two paragraphs verbatim:

This letter will serve as our request for the issuance of your TAC-N Letter of Concurrence for the above referenced project that will allow the tenant to apply for a Building Permit.

FD0-111-P 9/02 (Revised 7/19)	Page 3 of 6

EXHIBIT Y

MIAMI-DADE COUNTY, FLORIDA	AVIATION DEPARTMENT – FACILITIES DIVISION

As the tenant’s Architect/Engineer of Record, we have satisfied all comments and issues originating from the TAC-N Design Review process by means of revisions to the 100% Construction Documents. These revisions will produce a project in compliance with all MDAD and FAA requirements. Further, we realize that the final responsibility for the design and compliance with all applicable codes, standards, and ordinances rests solely with the tenant’s Architect/Engineer of Record.

11.

The TAC-N Project Manager shall advise the tenant of the Miami-Dade General Services Administration (GSA) Risk Management Division insurance requirements. Prior to the issuance of the MDAD Letter of Concurrence to the tenant, execution of contract documents by the tenant and its contractor, the tenant shall provide copies of all of the contractor’s certificates of insurance to the TAC-N Project Manager who shall request MDAD Risk Management to review them. Upon satisfactory review and compliance with item thirteen (13) below, the MDAD Letter of Concurrence will be issued, unless there are more requirements as identified in item fourteen (14) below.

12.

The TAC-N Project Manager shall review the submitted documents. The reviewers will be asked to sign a TAC-N Design Review 100% Back Check Form (Facilities Division Form FD3-062) indicating that their comments have been complied with and incorporated into the revised 100% final documents. It is the responsibility of the tenant’s Consultants to obtain the reviewer’s signature on the 100% back-check form.

13.

For those TAC-N projects that require an amended Lease Agreement and as per the terms of the lease, the following documents must be submitted prior to the issuance of the Letter of Concurrence and prior to construction.

a)	Performance and Payment Bonds in compliance with the terms of the Lease

b)	Copy of the Building Permit

c)	The Environmental Insurance Policy, as applicable.

d)	A check in the amount that represents 1% of the budgeted construction hard costs for reimbursement of MDAD Building Department fees.

e)	Contract completion bond as applicable.

f)	Insurance required.

14.

Once all reviewers have signed the TAC-N Design Review 100% Back Check, the MCC/TAC Chief shall issue a Letter of Concurrence (Facilities Division Form FD5-017) enabling the tenant to apply for a building permit. Absent the signature of the 100% back-check form indicating incorporation of the reviewer’s comments in the back-check drawings, and all the requirements as listed in items twelve (12) thirteen (13) and fourteen (14), the Letter of Concurrence will not be issued. The Letter of Concurrence will be valid for sixty (60) calendar days from date of issue. If the tenant or A/E of Record has not applied for a building permit within sixty (60) calendar days, a new Letter of Concurrence will have to be issued. The tenant must request the new Letter of Concurrence from the TAC-N Project Manager.

15.

The tenant shall complete a Building Permit Application and submit it to the Miami-Dade Building Department Satellite Office on the First Floor of Miami International Airport Building 3030 (4331 NW 22 Street, Suite B-130, Miami FL 33159). The Letter of Concurrence, a copy of the Miscellaneous Asbestos Recovery Contract (MARC) report, if required, and two (2) signed and sealed permit sets of the project 100% construction documents must be attached to the application. The Satellite Office may be reached at 305-869-1081.

16.	The tenant shall select a contractor to perform the work.

FD0-111-P 9/02 (Revised 7/19)	Page 4 of 6

EXHIBIT Y

MIAMI-DADE COUNTY, FLORIDA	AVIATION DEPARTMENT – FACILITIES DIVISION

17.

The TAC-N Project Manager shall complete a Wrap-Up Insurance Program Notification of Contract Award (Facilities Division Form FD5-031, if applicable) and forward it to the Wrap-Up Insurance Program Broker, the Manager, Properties and Commercial Operations, MDAD Risk Management, Thereafter the TAC-N Project Manager issues a Notice to Proceed.

18.

Prior to commencement of construction, the tenant shall submit copies of the Construction Schedule, the Design and Construction Budget, and the Building Permit to the TAC-N Project Manager. The tenant must also provide any revisions to these documents to the TAC-N Project Manager as they are issued.

19.

The TAC-N Project Manager shall determine, based on the complexity and magnitude of the project, if a pre-construction meeting should be held and if regularly scheduled construction meetings are required. If required, the frequency of construction meetings will be based on the complexity and duration of the project. The tenant’s A/E and contractor, the TAC-N Project Manager, or designee, and others, as may be required, will attend the construction meetings.

20.	The TAC-N Project Manager, or designee, shall periodically visit the jobsite. The permit set of drawings must be available on the construction site at all times.

21.	Depending on a project’s complexity, at project completion a walk-through may be scheduled and coordinated by the TAC-N Project Manager.

22.	Unless otherwise agreed, the tenant must submit to the TAC-N Project Manager copies of the following documents at project completion:

•	Signed off Building Permit Inspection (within twenty-four hours of issue)

•	Certificate of Occupancy or Certificate of Completion (within twenty-four hours of issue)

•	Warranties, manuals, instructions, etc. for any equipment that will be maintained by MDAD

•

As-Built drawings (record drawings) on bond paper, signed and sealed by the tenant’s Architect of Record within thirty (30) days from issue of the Certificate of Occupancy or Completion. Depending on the size or complexity of the project, the tenant may be requested to provide the as-builts as mylar drawings, 35mm aperture cards, or digital files.

23.	When the Certificate of Occupancy has been issued and all As-Built Records have been transferred to MDAD Technical Support Division, the TAC-N Project Manager and tenant shall close the project.

COUNTY REQUIRED CONSTRUCTION CODES TENANT MUST ADHERE TO (IF APPLICABLE):

Sec. 2-11.15.- Works of art in public places:

Art in Public Places (“APP”) provisions of the Miami-Dade County Code and Administrative Order, as managed by the Miami-Dade County Department of Cultural Affairs (“Department of Cultural Affairs”) pursuant to Procedure 358 in the Miami-Dade County Procedures Manual (“Procedures Manual”) provides that the Tenant/Developer shall transmit 1.5% of the Project costs for all development on County land (as outlined in the Procedures Manual) to the Miami-Dade Aviation Department to be deposited in the Aviation Art in Public Places Trust Account for the implementation of the APP program. The Tenant/Developer is required to work collaboratively with the Department of Cultural Affairs on the implementation of the APP program pursuant to the requirements of said program.

FD0-111-P 9/02 (Revised 7/19)	Page 5 of 6

EXHIBIT Y

MIAMI-DADE COUNTY, FLORIDA	AVIATION DEPARTMENT – FACILITIES DIVISION

Sec. 2-11.16. - County construction contracts:

Lessee is aware of the policy of Miami-Dade County that in all leases of County-owned land which provide for privately funded construction improvements thereon whose construction costs are greater than or equal to $5 million dollars, or construction improvements where any portion of which are financed by any federal, state or local governmental entity or by bonds issued by such entities, including the Industrial Development Authority (IDA), the Tenant shall include the requirements of the Responsible Wages Ordinance codified as Section 2-11.16 of the Miami-Dade County Code, as well as Implementing Order #3-24 in all applicable construction contracts. Lessee agrees to comply with all applicable provisions of such ordinance and implementing order.

Sec. 2-11.17. - Residents First Training and Employment Program:

In accordance with this section of the Miami-Dade County Code, all contractors/subcontractors of any tier performing on a contract for (i) the construction, demolition, alteration and/or repair of public buildings or public works valued in excess of $1,000,000 funded completely or partially by Miami-Dade County, or (ii) privately funded projects or leases valued in excess of $1,000,000 for the construction, demolition, alteration or repair of buildings or improvements located on County-owned land, and which are subject to Section 2-11.16 of the Code of Miami-Dade County shall comply with the requirements of the Resident First and Employment Program.

i.

Prior to working on the project, all persons employed by the contractor/subcontractor to perform construction shall have completed, the OSHA 10 Hour safety training course established by the Occupational Safety & Health Administration of the United States Department of Labor. Such training does not need to be completed at the time of bidding but shall be completed prior to the date persons are employed on the project.

ii.

The contractor/subcontractor will make its best reasonable efforts to promote employment opportunities for local residents and seek to achieve a project goal of having fifty-one percent (51%) of all Construction Labor hours performed by Miami-Dade County residents. To verify workers’ residency, firms shall require each worker to produce a valid driver’s license or other form of government-issued identification.

ASSOCIATED FORMS

1.	Facilities Division Form FD3-009	Design Review Transmittal

2.	Facilities Division Form FD3-061	TAC-N Design Review Memorandum

3.	Facilities Division Form FD3-062	TAC-N 100% Back Check Sign-off Sheet

4.	Facilities Division Form FD5-017	TAC-N Concurrence Letter

5.	Facilities Division Form FD5-031	Wrap-Up Insurance Program Notification of Contract Award

FD0-111-P 9/02 (Revised 7/19)	Page 6 of 6